Exhibit 10.3

EXECUTION VERSION

MANAGEMENT AGREEMENT

By and Between

Bally’s Las Vegas Manager, LLC,

a Delaware limited liability company

as Manager,

Parball NewCo, LLC,

a Delaware limited liability company

as Owner,

and, solely for purposes of Article VII and Sections 16.1.2, 17.5.5, 17.7.3, 17.7.4, 17.7.5, 18.3

and 19.2,

Caesars License Company, LLC,

a Nevada limited liability company

Dated as of May 5, 2014

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND EXHIBITS		1

1.1	Definitions	1
1.2	Exhibits	2
1.3	Structure of this Agreement	2

ARTICLE II. APPOINTMENT/TERM		2

2.1	Grant of Authority	2
2.2	Limitations on Manager Authority	8
2.3	Other Operations of Manager and Owner	10
2.4	Term	11

ARTICLE III. FEES AND EXPENSES		12

3.1	Management Fees	12
3.2	Centralized Services Charges	12
3.3	Reimbursable Expenses	13
3.4	Interest	13
3.5	Payment of Fees and Expenses	13
3.6	Application of Payments	14
3.7	Sales and Use Taxes	14

ARTICLE IV. CENTRALIZED SERVICES		14

4.1	Centralized Services	14
4.2	Modification of Centralized Services	15

ARTICLE V. OPERATION OF THE MANAGED FACILITIES		16

5.1	Annual Budget	16
5.2	Maintenance and Repair; Capital Improvements	19
5.3	Personnel	20
5.4	Bank Accounts	21
5.5	Funds for Operation of the Managed Facilities	24
5.6	Purchasing	24
5.7	Managed Facilities Parking	25
5.8	Use of Affiliates by Manager	25
5.9	Limitation on Manager’s Obligations	26
5.10	Third-Party Operated Areas	27
5.11	Amenities	27

ARTICLE VI. APPROVALS		27

6.1	Gaming Approvals	27

ARTICLE VII. PROPRIETARY RIGHTS		28

7.1	Service Mark Rights	28
7.2	Use of Service Mark Rights	29
7.3	Rights to Service Mark Rights	29
7.4	Proprietary Information and Systems of Manager or its Affiliates	31

i

ARTICLE VIII. CONFIDENTIALITY		34

8.1	Disclosure by Owner	34
8.2	Disclosure by Manager	35
8.3	Public Statements	36
8.4	Cumulative Remedies	37
8.5	Survival	37

ARTICLE IX. MARKETING		37

9.1	Marketing	37

ARTICLE X. BOOKS AND RECORDS		38

10.1	Maintenance of Books and Records	38
10.2	Monthly Financial Reports	39
10.3	Quarterly Financial Reports	40
10.4	Annual Financial Reports	40
10.5	Other Reports and Schedules	41

ARTICLE XI. ASSIGNMENTS		41

11.1	Assignment by Owner	41
11.2	Assignment by Manager	42
11.3	Acknowledgement of Assignment	44
11.4	Approvals	44

ARTICLE XII. INSURANCE, BONDING AND INDEMNIFICATION		44

12.1	Owner Insurance and Bonding Requirements	44
12.2	Waiver of Liability	46
12.3	Indemnification	46

ARTICLE XIII. FINANCING		48

13.1	Mortgages; Collateral Assignments; Non-Disturbance	48
13.2	Lender’s Right of Access	48
13.3	Disclosure of Mortgages	49
13.4	Estoppel Certificates	49
13.5	Amendments to Agreement	49

ARTICLE XIV. BUSINESS INTERRUPTION		50

14.1	Business Interruption	50
14.2	Proceeds of Business Interruption Insurance	50

ARTICLE XV. CASUALTY OR CONDEMNATION		50

15.1	Casualty	50
15.2	Condemnation	51

ARTICLE XVI. DEFAULTS AND TERMINATIONS		52

16.1	Events of Default	52
16.2	Manager Termination Rights	54
16.3	Owner Termination Rights	56
16.4	Actions To Be Taken on Termination	57

ARTICLE XVII. DISPUTE RESOLUTION		61

17.1	Generally	61
17.2	Expert Resolution	62
17.3	Time Limit	63
17.4	Prevailing Party’s Expenses	63
17.5	WAIVERS	64
17.6	Survival and Severance	65
17.7	ACKNOWLEDGEMENTS	65
17.8	Survival	67

ARTICLE XVIII. GAMING LAW PROVISIONS		67

18.1	Regulatory Matters; Initial Suitability Review	67
18.2	Licensing Event	67
18.3	Unlawful Payments	68

ARTICLE XIX. GENERAL PROVISIONS		68

19.1	Governing Law	68
19.2	Construction of this Agreement	68
19.3	Limitation on Liabilities	70
19.4	Waivers	71
19.5	Notices	72
19.6	Party Representatives	73
19.7	No Recordation	73
19.8	Further Assurances	73
19.9	Relationship of the Parties	73
19.10	Force Majeure	74
19.11	Terms of Other Management Agreements	74
19.12	Compliance with Law	74
19.13	Centralized Services, Insurance Programs and Purchasing Arrangements Generally	74
19.14	Execution of Agreement	75

EXHIBITS

Exhibit A	Premises
Exhibit B	Definitions
Exhibit C	Form of Summary Annual Budget
Exhibit D	Manager’s Proprietary Information and Systems
Exhibit E	Insurance Requirements
Exhibit F	Service Marks
Exhibit G	Total Rewards System

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is dated as of May 5, 2014, and is made and entered into by and between Parball NewCo, LLC, a Delaware limited liability company, or its successors and permitted assigns (“Owner”), Bally’s Las Vegas Manager, LLC, a Delaware limited liability company (“Manager”), and, solely for purposes of Article VII and Sections 16.1.2, 17.5.5, 17.7.3, 17.7.4, 17.7.5, 18.3 and 19.2, Caesars License Company, LLC, a Nevada limited liability company (“CLC”). Owner and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A. Owner has acquired or intends to acquire the real property interests more fully described on Exhibit A attached hereto (the “Premises”) and intends to own and operate a casino (the “Casino”) and related Facilities (as hereinafter defined) thereon (such Casino and Facilities located at the Premises, collectively, the “Managed Facilities”).

B. Manager is a wholly-owned indirect subsidiary of CEOC (as hereinafter defined) with experience in operating gaming, hotel and related businesses.

C. Owner desires to engage Manager to manage and operate the Managed Facilities under and utilizing the Brand (as hereinafter defined), and Manager desires to manage and operate the Managed Facilities under and utilizing the Brand as an agent of Owner.

D. Simultaneously with or shortly after the effectiveness of this Agreement, certain Affiliates of Owner (collectively, the “Other Owners”), on the one hand, and certain Affiliates of Manager (collectively, the “Other Managers”), on the other hand, shall enter into substantially similar agreements (collectively, the “Affiliate Management Agreements”) with respect to the operation and management by the Other Managers of the casino and hotel properties owned by the Other Owners (such properties, collectively, the “Affiliate Managed Facilities”).

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree:

ARTICLE I.

DEFINITIONS AND EXHIBITS

1.1 Definitions.

All capitalized terms used without definition in this Agreement shall have the meanings assigned to such terms in Exhibit B attached hereto and by this reference incorporated herein.

1.2 Exhibits.

The exhibits listed in the table of contents and attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

1.3 Structure of this Agreement.

Owner and Manager each acknowledge and agree that certain operating efficiencies and value will be achieved as a result of Owner’s engagement of Manager hereunder and the Other Owners’ engagement of the Other Managers pursuant to the applicable Affiliate Management Agreements to operate and manage the Managed Facilities and the Affiliate Managed Facilities that would not be possible to achieve if Owner and the Other Owners were to engage unrelated managers to operate each of the Managed Facilities and the Other Managed Facilities. The Parties hereto acknowledge and agree that Owner would not enter into this Agreement (and the Other Owners would not enter into the Affiliate Management Agreements) absent the understanding and agreement of the Parties that the entire management relationship, including (without limitation) the use of the Service Mark Rights, the Licensed Brand and the use of the Total Rewards System, together with the other related intellectual property arrangements contemplated hereunder, form part of a single integrated transaction. Accordingly, it is the express intention of the Parties that each of the Transaction Agreement, the IP Assignment (as defined in the Transaction Agreement), this Agreement and the Affiliated Management Agreements form part of such single integrated transaction.

ARTICLE II.

APPOINTMENT/TERM

2.1 Grant of Authority.

2.1.1 Engagement of Manager. On and subject to the terms and conditions of this Agreement, Owner hereby engages Manager, and Manager hereby agrees to be engaged, as Owner’s agent and exclusive manager to Operate the Managed Facilities during the Term. The Parties acknowledge that the scope of both Manager’s authority and duties as the Manager to Operate the Managed Facilities are limited to the authority and duties set forth in this Agreement. Owner and Manager have elected to use the “Bally’s” brand (the “Brand”) in connection with Manager’s Operation of the Casino; provided, that Owner shall have the right to, subject to the receipt of any required approval from any Governmental Authority and Manager’s consent (such consent not to be unreasonably withheld, conditioned or delayed), change the Brand to any other brand, with the costs of such rebranding borne by Owner. Manager shall reasonably assist Owner, at Owner’s expense, in connection with any such re-branding. If the Brand is modified to another brand, the Parties shall cooperate to make such changes to this Agreement as are necessary in light of the new brand.

2.1.2 Manager’s Standard of Care. Manager agrees with Owner that (a) it will execute its duties under this Agreement in a manner that Manager reasonably believes will promote the overall long-term economic value and profitability of the Managed Facilities (the “Manager’s Standard of Care”), and (b) Manager shall be acting as the agent of Owner in connection with the performance of its duties under this Agreement. Owner agrees that the Manager’s Standard of Care and Manager’s duties as agent to Owner are further subject to, and limited by, the terms and conditions of this Agreement (including Section 2.3) and the Operating Limitations. Except for Manager’s indemnification obligations set forth in Article XII, Owner agrees that, as between Owner and Manager, Manager will have no liability for monetary damages or monetary relief to Owner for any violation of Manager’s Standard of Care or claims of breach of any fiduciary duties or duties as agent unless such violation or breach was due to the Manager’s Gross Negligence or Willful Misconduct or any Manager Event of Default.

2.1.3 Manager’s System Policies. Owner acknowledges that Manager’s Affiliates operate other casino, racetrack, hotel, dining, retail, entertainment and other operations and that Manager or its Affiliates may derive benefits in addition to the fees and reimbursements paid hereunder, including in connection with marketing programs, the Total Rewards System, the Operating Limitations, the purchasing programs, the employment policies relating to the Managed Facilities Personnel or other programmatic or policy activities that may exist from time to time at the discretion of CEOC or its Affiliates and that extend through the majority of Gaming properties operated by Manager’s Affiliates (collectively, the “Manager’s System Policies”). Owner agrees that Manager will not be in violation of the Manager’s Standard of Care or in breach of its duties as agent hereunder when Manager follows the Manager’s System Policies, even if certain aspects of the Manager’s System Policies have the effect of providing greater benefit to the properties owned or operated by the Manager’s Affiliates collectively or third parties than to the Managed Facilities, so long as the Manager’s System Policies are Non-Discriminatory to the Managed Facilities in both design and implementation. The foregoing shall not be deemed to excuse any breach by Manager of any of the express provisions of this Agreement.

2.1.4 General Grant of Authority – Managed Facilities. On and subject to the terms of this Agreement, Owner hereby grants to Manager (and Manager hereby accepts) the right, authority and responsibility during the Term, and instructs Manager during the Term, to take all such actions for and on behalf of Owner and the Managed Facilities that Manager reasonably deems necessary or advisable to Operate the Managed Facilities: (a) at a level of service and quality not less than the level of service and quality at the Managed Facilities as of the Commencement Date; (b) in accordance in all material respects with the standards, policies and programs in effect as of the Commencement Date at the Managed Facilities (with such revisions thereto from time to time as Manager may implement in a Non-Discriminatory manner, provided that no such revisions shall result in a material adverse change in the overall quality and level of service at the Managed Facilities without Owner’s prior written consent thereto); and (c) utilizing the Proprietary Information and Systems in accordance with the standards, policies and programs generally applicable to the use and implementation of the Proprietary Information and Systems, provided that the same are Non-Discriminatory with respect to the Managed Facilities (the standards and objectives described in clauses (a) through (c) being referred to collectively as the “Operating Standard”), subject in each case to the Operating Limitations.

2.1.5 Specific Actions Authorized by Owner. Without limiting the generality of the authority granted to Manager in Section 2.1.4, but subject to the Annual Budget then in effect and the Operating Limitations and other limitations and conditions set forth in this Agreement, including in Section 2.2, Owner’s general grant of authority under Section 2.1.4 and this Section 2.1.5 shall specifically include the right, authority and responsibility of Manager to take, on behalf of Owner during the Term, the following actions (either directly or, to the extent permitted under this Agreement, through a third party designated or subcontracted by Manager, which may be an Affiliate of Manager):

2.1.5.1(a) hire, supervise, train and discharge all Managed Facilities Personnel; and (b) establish all salary, fringe benefits and benefits plans for the Managed Facilities Personnel;

2.1.5.2 establish and administer Bank Accounts for the operation of the Managed Facilities in accordance with Section 5.4;

2.1.5.3 prepare and deliver to Owner for Owner’s review and approval operating plans and budgets in accordance with Section 5.1;

2.1.5.4 plan, account for and supervise all repairs, capital replacements and improvements to the Managed Facilities or any portion thereof in accordance with Sections 5.2.1 and 5.2.2;

2.1.5.5 establish and maintain for the Managed Facilities accounting, internal controls and reporting systems that are adequate to provide Owner, Manager and the Designated Accountant with sufficient information about the Managed Facilities to permit the preparation of the financial statements and reports contemplated in Article X and which comply with all Applicable Laws;

2.1.5.6 negotiate, enter into and administer, in the name of Owner, all leases, service contracts, licenses and other contracts and agreements Manager deems necessary or advisable for the Operation of the Managed Facilities, including contracts and licenses for: (a) health and life safety systems and security force and related security measures; (b) maintenance of all electrical, mechanical, plumbing, HVAC, elevator, boiler and other building systems; (c) electricity, gas and telecommunications (including television and internet service); (d) cleaning, laundry and dry cleaning services; (e) use of copyrighted materials (including games, filmed entertainment, music and videos); (f) entertainment; (g) gaming machines and other gaming equipment in the event applicable Gaming Laws permit or require Owner to own or lease and maintain such gaming equipment and non-gaming equipment; and (h) ownership and operation of gaming servers;

2.1.5.7 negotiate, administer and perform (or cause to be performed) all obligations of Owner, in the name of Owner, under all leases, ground leases, licenses and concession agreements or other agreements for the right to use or occupy any public space at the Managed Facilities, including any store, office, parking facility or lobby space thereunder;

2.1.5.8 supervise and purchase or lease or arrange for the purchase or lease of, all FF&E and Supplies that are advisable for the Operation of the Managed Facilities in accordance with this Agreement;

2.1.5.9 be the primary interface for all interactions with the Gaming Authorities in connection with the Managed Facilities which shall include: (a) oversight of any amendments to any licenses or permits required by the applicable Gaming Authorities under any applicable Gaming Laws; (b) coordination of all lobbying efforts with respect to the activities conducted or proposed to be conducted in connection with the Managed Facilities; including any introduction or possible introduction of table games at the Managed Facilities and (c) preparation and implementation of all actions required with respect to any filing with the applicable Gaming Authorities relating to the Managed Facilities; provided, that Manager shall consult with and keep Owner apprised of (i) the status of any annual or other periodic license renewals for the operation of Gaming activities at the Managed Facilities with the Gaming Authorities and (ii) the status of non-routine matters before the Gaming Authorities regarding the Managed Facilities; provided further, that any filings or Gaming Approvals relating to Owner and Owner’s Affiliates shall be the responsibility of Owner;

2.1.5.10 apply for and process applications and filings for all Approvals in a manner and within the time periods that are required for the Managed Facilities to be operated on a continuous and uninterrupted basis. Manager shall act in a reasonably diligent manner to assure that all reports required by any Governmental Authority pertaining to the Managed Facilities are filed on or prior to their due date. Owner shall file all such other reports pertaining to Owner. Manager shall prepare, maintain and provide to Owner, at Owner’s request, a listing of all Approvals and reports required by any Governmental Authority and the term, duration or frequency of such Approvals and reports for the Managed Facilities to be operated in a continuous and uninterrupted basis;

2.1.5.11 institute in its own name, or in the name of Owner or the Managed Facilities, using Approved Counsel, all legal actions or proceedings to: (a) collect charges, rent or other income derived from the Managed Facilities’ operations; (b) oust or dispossess guests, tenants or other Persons in possession therefrom; or (c) terminate any lease, license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire;

2.1.5.12 using Approved Counsel, defend and control any and all legal actions or proceedings arising from Claims; provided, that as soon as reasonably practical, Manager shall notify Owner in writing of the commencement of any legal action or proceeding concerning the Managed Facilities which could reasonably be anticipated to involve an expense, liability or damage to Owner that is not fully covered by insurance or is in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided further, however, unless insurance policies dictate otherwise, that (a) Owner may appoint counsel, defend and control any and all legal actions or proceedings pertaining to real property related claims not involving the Operation of the Managed Facilities (such as zoning disputes, structural defects and title disputes); (b) in determining what portion, if any, of the cost of any legal actions or proceedings described in clause (a) above is to be allocated to the Managed Facilities, due consideration shall be given to the potential impact of such legal action or proceeding on the Managed Facilities as compared with the potential impact on Manager or its Affiliates or on the Other Managed Resorts; and (c) if Owner is also a named party in such legal actions or proceedings, Owner shall have the right to appoint separate counsel to prosecute and defend its interests, such appointment being at Owner’s sole cost and expense;

2.1.5.13 using Approved Counsel, take actions to challenge, protest, appeal or litigate to final decision in any appropriate court or forum any Applicable Laws affecting the Managed Facilities or any alleged non-compliance with, or violation of, any

Applicable Law (with the cost of such challenge, protest, appeal or litigation being treated in the same manner as the cost of compliance with the Applicable Law in question would be treated under Section 5.1.5.4);

2.1.5.14 in Consultation with Owner, establish and implement all policies and procedures of credit to patrons of the Managed Facilities;

2.1.5.15 collect and account for and remit to Governmental Authorities all applicable excise, sales, occupancy and use Taxes and all other Taxes, assessments, duties, levies and charges imposed by any Governmental Authority and collectible by the Managed Facilities directly from patrons or guests (including those Taxes based on the sales price of any goods, services, or displays, gross receipts or admission) or imposed by Applicable Laws on the Managed Facilities or the Operations thereof;

2.1.5.16 subject to Applicable Law and in Consultation with Owner, establish the types of Gaming activities to be offered at the Managed Facilities, including the matrix of owned, leased, progressive and electronic games and gaming systems. Manager, in Consultation with Owner, shall establish all policies and procedures for Gaming at the Casino;

2.1.5.17 administer all non-Gaming activities to be conducted at the Managed Facilities, including all hospitality, retail, food and beverage and other related activities;

2.1.5.18 establish and implement policies and procedures regarding, and assign Managed Facilities Personnel to resolve, disputes with patrons of the Managed Facilities;

2.1.5.19 establish rates for all areas within the Managed Facilities, including all: (a) charges for food and beverage; (b) charges for recreational and other guest amenities at the Managed Facilities, consistent with the corporate policy applicable to the Brand; (c) subject to Applicable Law, policies with respect to discounted and complimentary food and beverage and other services at the Managed Facilities; (d) billing policies (including entering into agreements with credit card organizations); (e) price and rate schedules; and (f) rents, fees and charges for all leases, concessions or other rights to use or occupy any space in the Managed Facilities;

2.1.5.20 supervise, direct and control the collection of income of any nature from the Operation of the Managed Facilities and issue receipts with respect to, and use reasonable efforts to collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Managed Facilities, and use those funds, as well as funds from other sources as may be available to the Managed Facilities, in accordance with this Agreement;

2.1.5.21 determine the number of hours per week and the days per week that the Managed Facilities shall be open for business, taking into account Applicable Laws, the season of the year and other relevant and customary factors;

2.1.5.22 in Consultation with Owner, select all entertainment and promotions events to be staged at the Managed Facilities;

2.1.5.23 cooperate in all reasonable respects with Owner and any prospective purchaser, lessee, Lender or other prospective lender in connection with any proposed sale, lease or financing of or relating to the Managed Facilities, including answering questions of Owner or such other Persons, providing copies of financial statements and projections, preparing schedules and providing copies of leases, concessions, Supplies, FF&E, employees and other similar matters, as may reasonably be requested by Owner or such other Persons; provided, that (a) if cooperation by Manager pursuant to this Section 2.1.5.23 involves the disclosure of Manager Confidential Information, Manager shall only be required to release such Manager Confidential Information to a Lender, and only to the extent that such Lender has a “need to know” such Manager Confidential Information in connection with any Financing, subject to customary protections against disclosure or misuse of such information; and (b) Owner shall reimburse Manager for any Out-of-Pocket Expenses incurred by Manager in connection with such cooperation to the extent such expense is not otherwise paid or reimbursed under this Agreement;

2.1.5.24 take all actions necessary (except to the extent not within Manager’s reasonable ability to do so) to comply with: (a) all Applicable Laws or the requirements to maintain all Approvals necessary for the operation of the Managed Facilities (provided, that Manager shall not be a guarantor of the Managed Facilities’ compliance with such Applicable Laws or such requirements); (b) the requirements of any Mortgage or other lease that is specifically identified by Owner to Manager (provided, that Manager shall not be a guarantor of Owner’s compliance with any such Mortgage or lease); (c) the requirements of any Financing Documents provided to Manager (provided, that Manager shall not be a guarantor of Owner’s compliance with any such Financing Documents); and (d) the terms of all insurance policies applicable to the Managed Facilities and provided to Manager;

2.1.5.25 as directed by Owner and at Owner’s expense, take actions to discharge any lien, encumbrance or charge against the Managed Facilities or any component of the Managed Facilities;

2.1.5.26 supervise and maintain books of account and records relating to or reflecting the results of operation of the Managed Facilities;

2.1.5.27 keep the Managed Facilities and the FF&E in good operating order, repair and condition, consistent with the Operating Standard;

2.1.5.28 take such actions as Manager determines to be necessary or advisable to perform all duties and obligations required to be performed by Manager under this Agreement or as are customary and usual in the operation of the Managed Facilities in accordance with the Operating Standard and the Manager’s Standard of Care, in each case subject to the Operating Limitations;

2.1.5.29 implement standards, policies and programs in effect for the Brand and the Total Rewards System in accordance with Exhibit G attached hereto;

2.1.5.30 with respect to the Managed Facilities Guest Data, the Guest Data, the Managed Facilities and Total Rewards System, establish such contact and privacy policies and implement such data security policies and security controls for databases and systems utilizing Managed Facilities Guest Data, the Guest Data and the Total Rewards System as Manager determines is desirable to protect such information;

2.1.5.31 establish policies and procedures relating to problem gaming, underage drinking, compliance with the Americans with Disabilities Act, diversity and inclusion and a whistleblower hotline which shall, in each case, comply in all respects with Applicable Laws;

2.1.5.32 establish, in Consultation with Owner, rates for the usage of all guest rooms and suites, including all (i) room rates for individuals and groups; (ii) charges for room service, food and beverage; (iii) charges for recreational and other hotel guest amenities at the Managed Facilities (consistent with the corporate policy applicable to the Other Managed Resorts); (iv) policies with respect to Complimentaries; (v) billing policies (including entering into agreements with credit card organizations); (vi) price and rate schedules; and

2.1.5.33 take any action necessary or ancillary to the responsibilities and authorities set forth above in this Section 2.1.5, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of Manager’s responsibilities or authorities.

2.2 Limitations on Manager Authority.

Notwithstanding the grant of authority given to Manager in Section 2.1, and without limiting any of the other circumstances under which Owner’s approval is specifically required under this Agreement, Manager shall not take any of the following actions without Owner’s prior written approval:

2.2.1 Settle any claim (a) regardless of the amount, admitting intentional misconduct or fraud or (b) arising out of the Operations of the Managed Facilities which involves an amount in excess of $500,000 that is not fully covered (other than deductible amounts) by insurance or as to which the insurance denies coverage or “reserves rights” as to coverage; provided, that the dollar amount specified in this Section 2.2.1 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;

2.2.2 Execute, amend, modify, provide a written waiver of rights under or terminate any contract, lease, equipment lease or other agreement (in each case, or a series of contracts, leases, equipment leases or other agreements relating to the same or similar property, equipment, goods or services, as applicable, with the same or a related party) that (a)(i) is for a term of greater than three (3) years and (ii) requires payment in excess of $500,000 or (b) requires aggregate annual payments in excess of $500,000, other than contracts, leases or other agreements which are specifically identified in the Annual Budget; provided, that the dollar amount specified in this Section 2.2.2 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;

2.2.3 Except as permitted by Section 5.5.3, borrow any money or incur indebtedness or issue any guaranty in respect of borrowed money, or issue any indemnity or surety obligation outside of the ordinary course of business, in the name and on behalf of Owner;

2.2.4 Grant or create any lien or security interest on the Managed Facilities or any part thereof or interest therein; provided, that the foregoing shall not be deemed to restrict Manager from incurring trade payables, ordinary course advances for travel, entertainment or relocation or granting credit or refunds to patrons for goods and services incurred in the ordinary course of business in the Operation of the Managed Facilities in accordance with this Agreement;

2.2.5 Sell or otherwise dispose of the Managed Facilities or any part thereof or interest therein, including FF&E, except for the sale of inventory and the disposal of obsolete or worn out or damaged items, each in the ordinary course of business or as contemplated in the Annual Budget or Capital Budget;

2.2.6 Commence any ROI Capital Improvements, except as directed by Owner or as included in the Capital Budget, or commence any Building Capital Improvements, except if required by the Operating Standard as determined pursuant to Section 5.1.4 and Expert Resolution under Article XVII or Operating Limitations;

2.2.7 Hire or replace individuals for the positions of Senior Executive Personnel;

2.2.8 Submit, settle, adjust or otherwise resolve any casualty insurance claim related to the Managed Facilities involving losses or casualties in excess of $500,000; provided, that the amount specified in this Section 2.2.8 shall be increased on January 1 of every third Operating Year by the percentage increase in the Index since January 1 of the first Operating Year or the date of the prior increase, as applicable;

2.2.9 Enter into any contract or transaction with an Affiliate of Manager, except as expressly provided for in this Agreement or expressly permitted in the Annual Budget (it being understood that any such contract or transaction entered into with an Affiliate of Manager and not approved in writing pursuant to this Section 2.2 shall first comply with the provisions of Section 5.6 or Section 5.8, as applicable);

2.2.10 Confess any judgment, make any assignment for the benefit of creditors, admit an inability to pay debts as they become due in the ordinary course of business, file a voluntary bankruptcy or consent to any involuntary bankruptcy with respect to the Managed Facilities or Owner;

2.2.11 Initiate or settle any real or personal property tax appeals or claims involving property of Owner, unless directed by Owner in writing;

2.2.12 Acquire any land or interest in land in the name of Owner;

2.2.13 Consent to any condemnation relating to the Managed Facilities, except with respect to Manager’s interests under this Agreement as contemplated in Section 15.2;

2.2.14 File with any Governmental Authority any federal or state income tax return applicable to Owner; or

2.2.15 Execute, amend, modify, provide written waiver of rights under or terminate any collective bargaining, recognition, neutrality or other material labor agreements solely involving the Managed Facilities Personnel; provided, that with respect to the execution, amendment, modification, waiver of rights under or termination of any collective bargaining, recognition, neutrality or other material labor agreements which involve both Managed Facilities Personnel and other employees providing services at properties that are owned by or managed by Manager’s Affiliates (other than any of the Growth Managed Facilities), the consent of Owner shall be required, which consent shall not be unreasonably withheld, conditioned or delayed.

2.3 Other Operations of Manager and Owner.

2.3.1 Without limiting Manager’s obligation under Section 2.1.2, Owner acknowledges that: (a) Owner has selected Manager to Operate the Managed Facilities on behalf of Owner in substantial part because of the other hotels, casinos, entertainment venues, dining establishments, spas and retail locations that are owned or operated by Manager and its Affiliates; (b) Owner has determined, on an overall basis, that the benefits of operation as part of the Total Rewards System are substantial, notwithstanding that the properties operating under the Brand and the Service Mark Rights may not all benefit equally from operation as part of the Brand or under such Service Mark Rights; and (c) in certain respects all hotels, casinos, entertainment venues, dining establishments, spas and retail locations compete on a national, regional and local basis with other hotels and casinos and facilities, and that conflicts and competition may, from time to time, arise between the Managed Facilities, on the one hand, and Other Managed Resorts, on the other hand.

2.3.2 Owner acknowledges and agrees that (i) Manager and its Affiliates own and operate many casino, hotel and other properties across the country and internationally, some of which may be in competition with the Managed Facilities and (ii) neither Manager nor any Affiliate of Manager shall have any obligation to promote the value and profitability of the Managed Facilities at the expense of such other properties. Subject to the limitations and restrictions set forth in Sections 2.3.4, 2.3.5 and 7.4.3 and Applicable Law, Manager and its Affiliates shall be permitted to: (a) utilize the Guest Data for its own account and for use at Manager’s and its Affiliates’ other owned and/or operated properties and utilize and retain the Guest Data after expiration or termination of the Term, (b) engage in commercially reasonable cross-marketing and cross-promotional activities with Manager’s and its Affiliates’ other owned and/or operated properties, and (c) otherwise participate or engage in competing projects, programs and activities. This Section 2.3.2 shall survive the expiration or termination of this Agreement. For the avoidance of doubt, the limitations and restrictions set forth in Sections 2.3.4 shall not survive the expiration or termination of this Agreement.

2.3.3 Manager acknowledges and agrees that Owner and its Affiliates may develop, operate and manage properties and other facilities in other locations, some of which may be in competition with the Managed Facilities. Subject to the limitations and restrictions set forth in Sections 7.4.3 and Applicable Law, Owner shall be permitted to: (a) utilize the Managed Facilities Guest Data for its own account and for use at its other properties, utilize the Managed Facilities Guest Data during the Term, and retain and use the Managed Facilities Guest Data after expiration or termination of the Term in accordance with this Agreement, (b) engage in cross-marketing and cross-promotional activities for the direct benefit of Owner’s other properties in a manner that may be competitive to the Managed Facilities or Manager’s and its Affiliates’ other owned and/or operated facilities or operations, and (c) otherwise participate or engage in competing projects, programs and activities. This Section 2.3.3 shall survive the expiration or termination of this Agreement.

2.3.4 Notwithstanding the provisions of Section 2.3.2, Manager hereby agrees that neither it nor any of its Affiliates shall, directly or through others, own or operate a physical gaming facility under the name “Bally’s” (or any derivative thereof) within twenty (20) miles of the Managed Facilities (for so long as “Bally’s” (or any derivative thereof) is the Brand).

2.3.5 Notwithstanding anything herein to the contrary, none of the limitations or restrictions in this Section 2.3 shall apply to e-gaming operations.

2.4 Term.

2.4.1 Term. The initial term (the “Initial Term”) of this Agreement (together with the Renewal Term and any Continuing Term, as applicable, the “Term”) shall commence on the Commencement Date and expire on the day immediately preceding the fifteenth (15th) anniversary of the Commencement Date, unless terminated earlier in accordance with the terms of this Agreement or extended by Manager. Manager shall have the right (but not the obligation) to extend the Initial Term of this Agreement for one (1) additional ten (10) year period (the “Renewal Term”) by giving Owner written notice of its desire to extend not later than ninety (90) days prior to the expiration of the Initial Term of this Agreement. The Renewal Term is subject to earlier termination in accordance with the terms of this Agreement. After expiration of the Renewal Term, the Term of this Agreement shall continue until (a) terminated by Manager or Owner upon at least ninety (90) days prior written notice delivered to the Other Party, (b) terminated by Manager as permitted by Section 16.2 or (c) terminated by Owner as permitted by Section 16.3 (the “Continuing Term”). If this Agreement is renewed for the Renewal Term or continues for the Continuing Term, unless otherwise agreed by the Manager and Owner in writing, this Agreement, and all terms, covenants and conditions set forth herein, shall be automatically extended to the expiration or earlier termination in accordance with the terms of this Agreement of the Renewal Term or the Continuing Term, as applicable.

2.4.2 No Other Early Termination. This Agreement may only be terminated prior to the expiration of the Term as provided in Article XVI. Notwithstanding any Applicable Law to the contrary, including principles of agency, fiduciary duties or operation of law, neither Owner nor Manager shall be permitted to terminate this Agreement except in accordance with the express provisions of Article XVI of this Agreement.

ARTICLE III.

FEES AND EXPENSES

3.1 Management Fees.

The following provisions shall apply to the payment of the Management Fees and other fees and expenses:

3.1.1 Base Management Fee. The Base Management Fee for each month shall be payable to Manager in monthly installments in arrears within fifteen (15) days of delivery to Owner of each Monthly Report required under Section 10.2. Each installment payment of the Base Management Fee shall equal the Base Management Fee for the preceding twelve (12) month period, less the sum of all prior installment payments of Base Management Fee attributable to such period (and subject to any adjustments made in connection with any annual reconciliations undertaken pursuant to Section 3.1.3). At the time of submission of each Monthly Report, Manager shall provide to Owner a computation of the Base Management Fee installment payment in reasonable detail and certified by Manager’s Designated Financial Officer. Any disputes regarding the Base Management Fee shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.1.2 Incentive Management Fee. The Incentive Management Fee shall be payable to Manager in quarterly installments in arrears within fifteen (15) days of delivery to Owner of each Quarterly Report with respect to the end of the calendar quarter to which such Incentive Management Fee installment relates. Each installment payment of the Incentive Management Fee shall equal the Incentive Management Fee for the period consisting of the preceding four (4) calendar quarters, less the sum of all prior installment payments of Incentive Management Fee attributable to such period (and subject to any adjustments made in connection with any annual reconciliations undertaken pursuant to Section 3.1.3). At the time of submission of each Quarterly Report, Manager shall provide to Owner a computation of the Incentive Management Fee installment payment in reasonable detail and certified by Manager’s Designated Financial Officer. Any disputes regarding the Incentive Management Fee shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.1.3 Reconciliation of Management Fees. By April 15 of each Operating Year during the Term, Manager shall cause to be prepared and delivered to Owner a reconciliation statement for the prior Operating Year showing the calculation and payment of the Management Fees for the prior Operating Year, and appropriate adjustments shall be made for any overpayment or underpayment of the Management Fees during such Operating Year. If any reconciliation statement reflects an overpayment of Management Fees to Manager, Manager shall, within fifteen (15) days after such reconciliation statement has been delivered by Manager to Owner, deposit into the Operating Account the amount of such overpayment. If the reconciliation statement reflects an underpayment of Management Fees to Manager, Manager shall disburse from the Operating Account, within thirty (30) days after such reconciliation statement has been delivered by Manager to Owner, the amount of such underpayment of Management Fees due Manager; provided that if funds in the Operating Account are insufficient to withdraw such underpayment or such withdrawal is otherwise restricted for a period of sixty (60) days after such reconciliation statement has been delivered, the amount of such underpayment shall accrue interest in accordance with Section 3.4 and shall be withdrawn by Manager as soon as funds are sufficient therefor. Any disputes regarding such reconciliation statement shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.2 Centralized Services Charges.

Centralized Services Charges payable in accordance with Section 4.1.1 shall be due and payable to Manager monthly in arrears for the immediately preceding month within fifteen (15)

days of delivery to Owner of the Monthly Report for such month. All Centralized Services Charges shall be set forth in the Monthly Reports. Any disputes regarding the Centralized Services Charges shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.3 Reimbursable Expenses.

Owner shall reimburse Manager for all Reimbursable Expenses incurred by Manager during the Term. The Reimbursable Expenses (a) may be withdrawn by Manager from the Operating Account to pay such Reimbursable Expenses when such amounts become due or (b) shall be due monthly in arrears for the immediately preceding month within fifteen (15) days of delivery to Owner of the Monthly Reports for such month. If funds in the Bank Accounts are insufficient to pay such Reimbursable Expenses or if such withdrawal is otherwise restricted within the sixty (60) day period after such Reimbursable Expenses are due, such Reimbursable Expenses shall accrue interest in accordance with Section 3.4 and shall be withdrawn by Manager from the Operating Account as soon as funds are sufficient therefor. Any disputes regarding the Reimbursable Expenses shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

3.4 Interest.

If any fee or other amount due by either Party to the other Party or its Affiliates or designees under this Agreement is not paid within sixty (60) days after such payment is due, such amount shall bear interest from and after the respective due dates thereof until the date on which the amount is received in the bank account designated by the Party to which such amount is owed at an annual rate of interest equal to the lesser of (a) the prevailing lending rate of such Party’s principal bank for working capital loans to such Party plus three percent (3%) and (b) the highest rate permitted by Applicable Law.

3.5 Payment of Fees and Expenses.

3.5.1 No Offset. All payments by Owner or by Manager under this Agreement and all related agreements between the Parties or their respective Affiliates shall be made pursuant to independent covenants, and neither Owner nor Manager shall set off any claim for damages or money due from either Party or any of its Affiliates to the other, except to the extent of any outstanding and undisputed payments owed to Owner by Manager under this Agreement.

3.5.2 Place and Means of Payment. All fees and other amounts due to Manager or its Affiliates under this Agreement, including, without limitation, Management Fees, Centralized Services Charges and Reimbursable Expenses, shall be paid to Manager in U.S. Dollars, in immediately available funds. Manager may pay such fees and other amounts owed to Manager or its Affiliates consistent with this Agreement and the Annual Budget directly from the Operating Account or, in the case of Management Fees, Management Account when such fees and other amounts are due. In addition, Manager may require that any such payments to Manager hereunder be effected through electronic debit/credit transfer of funds programs specified by Manager from time to time, and Owner agrees to execute such documents (including independent transfer authorizations), pay such fees and costs and do such things as Manager reasonably deems necessary to effect such transfers of funds.

3.6 Application of Payments.

All payments by Owner, or by Manager on behalf of Owner, pursuant to this Agreement and all related agreements shall be applied in the manner provided in this Agreement.

3.7 Sales and Use Taxes.

Owner shall pay to Manager an amount equal to any sales, use, commercial activity tax, gross receipts, value added, excise or similar taxes assessed against Manager by any Governmental Authority that are calculated on Reimbursable Expenses or Centralized Services Charges required to be paid by Owner under this Agreement (but not, for avoidance of doubt, any such assessment with respect to the Management Fees), other than income, gross receipts, franchise or similar taxes assessed against Manager on the Management Fees or income taxes on Manager’s income. Owner and Manager agree to cooperate in good faith to minimize the taxes assessed against Manager, Owner and the Managed Facilities, including taxes assessed against Owner in connection with paying Reimbursable Expenses directly to the applicable third-party vendor, so long as such actions are commercially reasonable and could not reasonably be expected to, and do not, result in an adverse impact in any material respect on Manager, Owner or the Managed Facilities. In the event of any dispute regarding appropriate actions to be taken to minimize taxes assessed against Manager, Owner and the Managed Facilities, such dispute may be submitted by either Party for Expert Resolution in accordance with Article XVII.

ARTICLE IV.

CENTRALIZED SERVICES

4.1 Centralized Services.

In connection with Manager’s Operation of the Managed Facilities, Manager agrees to arrange for it or its Affiliates to provide, on commercially reasonable terms and on a Non-Discriminatory basis, the centralized managerial, administrative, supervisory and support services and products to Manager and the Managed Facilities as are generally provided to the Other Managed Resorts as of the Commencement Date (collectively, the “Centralized Services”), including (without limitation): (a) services and products in the areas of marketing, risk management, information technology, legal, internal audit, accounting and accounts payable; (b) the Proprietary Information and Systems; and (c) the Total Rewards System. As consideration for the Management Fee, Manager grants (or has caused its Affiliates to grant) to the Owner a license to the Technology Systems included in the Centralized Services solely with respect to the Property during the Term and the Transition Period; provided that, notwithstanding anything to the contrary set forth in this Agreement, such license shall be perpetual if a Manager Event of Default occurs. The Centralized Services to be provided under this Agreement may be provided by Manager, CEC, CEOC, Services Co or an Affiliate of any of them in or from Las Vegas, Nevada or in or from other locations other than the Managed Facilities, or for such Centralized Services provided by third parties, by a third-party designated by Manager, CEOC, Services Co or an Affiliate of any of them (the “Third-Party Centralized Services”). Owner and Manager acknowledge and agree that the Managed Facilities shall participate in all Centralized Services as determined by Manager on a Non-Discriminatory basis, and Owner shall pay all Centralized Services Charges (all of which shall be commercially reasonable and reasonably allocated) for, and comply with all terms and requirements of, such Centralized Services.

4.1.1 Centralized Services Charges.

4.1.1.1 Calculation of Centralized Services Charges. The amounts charged to the Managed Facilities for the Centralized Services (the “Centralized Services Charges”) shall be determined as follows: the sum of (a) such amounts that have been historically “allocated” to the Managed Facilities will continue to be done in a manner consistent with past practices, and (b) such amounts that have been historically “unallocated” and incurred in performance of the Centralized Services and fairly and equitably allocated to the Managed Facilities on the same basis as such amounts are determined for substantially all of the Other Managed Resorts that are participating in such Centralized Services and in a manner that is commercially reasonable and Non-Discriminatory to the Managed Facilities, and may include a reasonable allocation of amounts reasonably calculated to cover the overhead and other costs incurred by Manager or its Affiliates (as applicable) in providing (or arranging for the provision of) such Centralized Services, including: (i) compensation and employee benefits of Corporate Personnel directly involved in providing the Centralized Services; (ii) recovery of development costs and promotion costs for such Centralized Services; (iii) costs of equipment employed in providing the Centralized Services; and (iv) costs of operating, maintaining and upgrading the Centralized Services. In addition, Owner shall pay all costs for the installation and maintenance of any equipment and Technology Systems at the Managed Facilities used in connection with the Centralized Services. Manager, its Affiliates and any third-party providing any Centralized Services shall have the right to increase or decrease any or all of the Centralized Services Charges from time to time, upon notice to Owner, provided that any such changes in the services and/or charges for such Centralized Services are commercially reasonable and are applied on a Non-Discriminatory basis.

4.1.1.2 Allocation of Costs. Owner acknowledges that from time to time there might be a current surplus or current deficit of funds for any one (1) or more Centralized Services, and that any retention of funds for use at a later date (including interest earned thereon) shall not constitute a profit. Owner acknowledges that the Centralized Services Charges for Third-Party Centralized Services may include a profit component to such third-party.

4.1.1.3 Right to Pay Third-Party Providers. Manager shall have the right (but not the obligation) to pay (directly or through an Affiliate) a reasonable allocation of any amounts due to a third-party for any Third-Party Centralized Services provided to the Managed Facilities, in which case, notwithstanding anything to the contrary in this Agreement, such amounts shall be deemed to be Reimbursable Expenses for all purposes under this Agreement and such amount shall not be included in the Centralized Services Charges to the extent it is characterized as a Reimbursable Expense.

4.2 Modification of Centralized Services.

Owner acknowledges that the Centralized Services are an integral part of Manager’s operation of the Other Managed Resorts and related facilities, and CEOC and/or Services Co needs the flexibility to modify the Centralized Services to respond to market trends, customer demands, economic conditions, technological advances and other factors affecting the operation of the Other Managed Resorts and related facilities, as they may change from time to time.

Accordingly, Owner agrees that CEOC and/or Services Co and its respective Affiliates shall have the right to: (a) modify the structure, scope, delivery and manner of providing of any Centralized Services; or (b) add a new, or discontinue an existing, Centralized Service, as Manager deems advisable from time to time; provided that, in each case, any such changes are commercially reasonable and Non-Discriminatory to the Managed Facilities in both design and implementation.

ARTICLE V.

OPERATION OF THE MANAGED FACILITIES

5.1 Annual Budget.

5.1.1 Proposed Annual Budget. The portion of the operating plan and budget for the Managed Facilities in effect immediately prior to the Commencement Date that relates and applies to the period from and after the Commencement Date through and including December 31, 2014 shall apply under this Agreement as the Annual Budget for such period. On or before November 1 of each Operating Year, Manager shall prepare and deliver to Owner, for its review and approval, a proposed operating plan and budget for the next Operating Year. All operating plans and budgets proposed by Manager shall include (without limitation) projections of Gross Operating Revenue and Operating Expenses by department for such period for the Managed Facilities and shall be prepared in good faith in accordance with budgeting and planning procedures typically employed by CEOC’s operating subsidiaries. Each operating plan and budget shall include monthly and annualized projections of each of the following items, as applicable, for the Managed Facilities:

5.1.1.1 results of operations (including itemized Gross Operating Revenue, Promotional Allowances, Operating Expenses and EBITDA), together with the following supporting data: (a) total labor costs, including both fixed and variable labor; (b) the Management Fees, Centralized Services Charges and Reimbursable Expenses; and (c) a description of the category and nature of Centralized Services to be provided, together with a budget for each such category;

5.1.1.2 a description of proposed Routine Capital Improvements, Building Capital Improvements and ROI Capital Improvements to be made during such Operating Year, including capitalized lease expenses, an itemization of the costs of such capital improvements (including a contingency line item) and proposed monthly funding for such costs, and project schedules to commence and complete such capital improvements (the “Capital Budget”);

5.1.1.3 a statement of cash flow, including a schedule of any anticipated cash shortfalls or requirements for funding by Owner;

5.1.1.4 a schedule of debt service payments and reserves required under any Financing Documents;

5.1.1.5 a marketing plan and budget for the activities to be undertaken by Manager pursuant to Article IX, including promotional activities and Promotional Allowances for the Managed Facilities;

5.1.1.6 an allocation for all Centralized Services; and

5.1.1.7 any other information or projections reasonably requested by Owner to be included in the operating plan and budget from time to time.

5.1.2 Approval of Annual Budget. Owner shall review the proposed operating plan and budget and shall provide Manager with its written approval of or any objections to such proposed operating plan and budget in writing, in reasonable detail, within forty-five (45) days after receipt of the proposed operating plan and budget from Manager; provided, any line items in the proposed operating plan and budget shall not be adopted and implemented by Manager until Owner shall have approved such operating plan and budget and/or any items therein in dispute shall have been determined pursuant to Section 5.1.3. Owner shall be deemed to have approved that portion of any proposed operating plan and budget to which Owner has not approved in writing or objected to in writing within such forty-five (45) day period. If Owner objects to any portion of the proposed operating plan and budget within such forty-five (45) day period, the Parties shall meet within twenty (20) days after Manager’s receipt of Owner’s objections and discuss such objections, and then Manager shall submit written revisions to the proposed operating plan and budget after such discussion. The Parties shall use good faith efforts to reach an agreement on the operating plan and budget prior to January 1 of each Operating Year. The proposed operating plan and budget, as modified to reflect the revisions, if any, agreed to by the Parties pursuant to Section 5.1.3, shall become the “Annual Budget” for the next Operating Year. Owner shall act reasonably and exercise prudent business judgment in approving of, or objecting to, all or any portion of any proposed operating plan and budget.

5.1.3 Resolution of Disputes for Annual Budget. If the Parties, despite their good faith efforts, are unable to reach final agreement on the proposed operating plan prior to January 1 of each Operating Year, or otherwise have a dispute regarding the Annual Budget as contemplated by this Section 5.1, those portions of such proposed operating plan that are not in dispute shall become effective on January 1 of such Operating Year and, pending the Parties’ resolution of such dispute, the prior year’s Annual Budget shall govern the items in dispute, except that the budgeted expenses provided for such item(s) in the prior year’s Annual Budget (or, if earlier, the last Annual Budget in which the budgeted expenses for such disputed item(s) were approved) shall be increased by the percentage increase in the Index from January 1 of the prior Operating Year (or, if applicable, each additional Operating Year between the prior Operating Year and the Operating Year in which there became effective the last Annual Budget in which the budgeted expenses for such disputed item(s) were approved). Upon the resolution of any such dispute by agreement of the Parties, such resolution shall control as to such item(s). For purposes of clarity, all disputes regarding the Annual Budget shall be resolved (if at all) between Owner and Manager directly and no such dispute shall subject to Expert Resolution through the procedures described in Article XVII unless Owner and Manager (each acting in its sole discretion) agree in writing at the time any such dispute arises to mutually submit the subject dispute to Expert Resolution under Article XVII.

5.1.4 Operation in Accordance with Annual Budget. Manager shall use its commercially reasonable efforts to operate the Managed Facilities in accordance with the Annual Budget for the applicable Operating Year (subject, in the case of disputed items, to the provisions of Section 5.1.3). Nevertheless, the Parties acknowledge that preparation of the Annual Budgets is inherently inexact and that Manager may vary from any Annual Budget (a) to the extent Manager reasonably determines that such variance is required by any Financing Document, (b) in connection with the matters set forth in Section 5.1.5, or (c) by reallocating up to ten percent (10%) of any line item (as shown on the Summary Annual Budget in the form attached hereto as Exhibit C) to any other line item without Owner’s prior approval (unless such other line item is for Centralized Service Charges or Reimbursable Expenses for Third Party Centralized Services pursuant to Section 4.1.1.3, in which event Owner’s approval shall be required for such reallocation). Other than as set forth in the preceding sentence, Manager shall not incur costs or expenses or make expenditures that would cause the total expenditures for the Operation of the Managed Facilities to exceed the aggregate amount of expenditures provided in the Annual Budget by more than five percent (5%) without Owner’s prior approval. Owner acknowledges that the actual financial performance of the Managed Facilities during any Operating Year will likely vary from the projections contained in the Annual Budget for such Operating Year, and Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Annual Budget or consistency of actual results with the Operating Plan.

5.1.5 Exceptions to Annual Budget. Notwithstanding Section 5.1.4, Owner acknowledges and agrees as follows:

5.1.5.1 The amount of certain expenses provided for in the Annual Budget for any Operating Year will vary based on the occupancy, use and demand for goods and services provided at the Managed Facilities and, accordingly, to the extent that occupancy, use and demand for such goods and services for any Operating Year exceeds the occupancy, use and demand projected in the Annual Budget for such Operating Year, such Annual Budget shall be deemed to include corresponding increases in such variable expenses, provided, that the percentage increase in the variable expense over budget shall not exceed the percentage increase in corresponding revenue over projections. To the extent that occupancy, use and demand for goods and services provided at the Managed Facilities for any Operating Year is less than the occupancy, use and demand projected in the Annual Budget for such Operating Year, Manager will make commercially reasonable adjustments to the Operation of the Managed Facilities in an effort to reduce such variable expenses;

5.1.5.2 The amount of certain expenses provided for in the Annual Budget for any Operating Year are not within the ability of Manager to control, including real estate and personal property taxes, applicable gaming taxes, insurance premiums, utility rates, license and permit fees and certain charges provided for in contracts and leases entered into pursuant to this Agreement, and accordingly, Manager shall have the right to pay from the Operating Account the actual amount of such uncontrollable expenses without reference to the amounts provided for with respect thereto in the Annual Budget for such Operating Year (provided that Manager shall promptly provide Owner with a reasonably detailed written explanation of all variances in excess of five percent (5%) between the budgeted and actual amounts of any such uncontrollable expenses);

5.1.5.3 If any expenditures are required on an emergency basis to (a) preserve or repair the Managed Facilities or other property or (b) avoid potential injury to persons or material damage to the Managed Facilities or other property, Manager shall have the right to make such expenditures, whether or not provided for, or within the amounts provided for, in the Annual Budget for the Operating Year in question, to the extent reasonably required to avoid or mitigate such injury or material damage; and

5.1.5.4 If any expenditures are required to comply with, or cure or prevent any violation of, any Applicable Law, Manager shall, following written notice to Owner (except in the case of emergency, in which case the provisions of Section 5.1.5.3 shall govern) have the right to make such expenditures, whether or not provided for or within the amounts provided for in the Annual Budget for the Operating Year in question, as may be necessary to comply with, or cure or prevent the violation of, such Applicable Law.

5.1.6 Modification to Annual Budget. Manager shall have the right from time to time during each Operating Year to propose modifications to the Annual Budget then in effect based on actual operations during the elapsed portion of the applicable Operating Year and Manager’s reasonable business judgment as to what will transpire during the remainder of such Operating Year. If, during any Operating Year, Manager forecasts the EBITDA for such Operating Year to be less than the budgeted EBITDA by more than five percent (5%), Manager shall meet with Owner to discuss appropriate modifications to the operating, promotional and marketing plans in order to address the forecasted variance. Modifications to such Annual Budget, if any, shall be subject to Owner’s prior written approval; provided, that in no event shall Owner have the right to withhold its approval to any material modifications on account of changes to costs of insurance premiums, operating supplies and equipment, charges provided for in contracts and leases entered into pursuant to this Agreement or other amounts that are not within Manager’s ability to control (e.g., taxes, assessments, utilities, license or permit fees, inspection fees and any impositions imposed by any Governmental Authority).

5.2 Maintenance and Repair; Capital Improvements.

5.2.1 Required Maintenance and Repair and Capital Improvements. Except as otherwise provided in this Section 5.2, Manager, at Owner’s expense, shall perform or cause to be performed all ordinary maintenance and repairs and all such Routine Capital Improvements and Building Capital Improvements: (a) as are necessary or advisable to keep the Managed Facilities in good working order and condition and in compliance with the Operating Standard (subject to the Annual Budget and Section 5.1.4) and Operating Limitations; and (b) as Manager reasonably determines are necessary or advisable to comply with, and cure or prevent the violation of, any Applicable Laws. Manager, at Owner’s expense, shall perform or cause to be performed all such Routine Capital Improvements and Building Capital Improvements as are provided in the Annual Budget or otherwise approved in writing by Owner.

5.2.2 Discretionary Capital Improvements. Manager, at Owner’s expense, shall cause to be performed all ROI Capital Improvements approved by Owner (in the Annual Budget or otherwise in writing in advance), and shall supervise such work and ensure that the performance of such work is undertaken in a manner reasonably calculated to avoid or minimize interference with the Operation of the Managed Facilities. Except as provided in the applicable Annual Budget or proposed by Manager and approved by Owner, Owner shall notify Manager of any ROI Capital Improvements proposed to be undertaken by Owner and Manager may, within thirty (30) days after receipt of such notice, object to the undertaking of such ROI Capital Improvements based on Manager’s reasonable determination that such ROI Capital Improvements will not be consistent with the Operating Standard or will unreasonably interfere with the Operation of the Managed Facilities, including that such ROI Capital Improvements would unreasonably interfere with the Managed Facilities’ operating performance and the ability of Manager to Operate the Managed Facilities in accordance with the Operating Standard. Within fifteen (15) days after receipt of any notice from Manager alleging a deficiency with respect to any ROI Capital Improvement proposed by Owner, Owner shall respond in detail to such allegation and, if the matter is not resolved by the Parties within thirty (30) days after Owner’s response, the determination of whether such capital improvement does not, or when constructed will not, be consistent with the Operating Standard or will unreasonably interfere with the Operation of the Managed Facilities shall be submitted to the Expert for Expert Resolution in accordance with Article XVII. If the Expert determines that such capital improvement does not, or when constructed will not, comply with the Operating Standard or will unreasonably interfere with the Operation of the Managed Facilities, Owner shall promptly take such actions as the Expert shall require to bring such capital improvement into compliance with the Operating Standard or to cause such capital improvement to not unreasonably interfere with the Operation of the Managed Facilities.

5.2.3 Intentionally Omitted.

5.2.4 Intentionally Omitted.

5.2.5 Remediation of Design or Construction Defect. If the design or construction of the Managed Facilities is defective, and the defective condition presents a risk of injury to persons or damage to the Managed Facilities or other property, or results in non-compliance with Applicable Law, then Manager shall have the authority to, at Owner’s expense, perform all work necessary to remedy such design or construction defect in the Managed Facilities. Owner acknowledges that such work shall be performed at Owner’s expense and that Manager shall not use funds in the Operating Account in remedying such defects.

5.3 Personnel.

5.3.1 Manager Control. Manager shall manage and have sole and exclusive control of all aspects of the Managed Facilities’ human resources functions as set forth in this Section 5.3.

5.3.2 Employment of Managed Facilities Personnel. All Managed Facilities Personnel shall be employees of Owner or an Affiliate and Owner shall bear all Managed Facilities Personnel Costs. Managed Facilities Personnel Costs shall be Operating Expenses. Owner shall have no right to supervise, discharge or direct any Managed Facilities Personnel, except as otherwise set forth herein, and covenants and agrees not to attempt to so supervise, direct or discharge.

5.3.3 Senior Executive Personnel. Subject to Owner’s approval rights in Section 2.2.7, Manager shall, on Owner’s behalf, recruit, screen, appoint, hire, pay (from the Operating Account), train, supervise, instruct and direct the Senior Executive Personnel, and they, or other Managed Facilities Personnel to whom they may delegate such authority, shall, on

Owner’s behalf: (a) recruit, screen, appoint, hire, train, supervise, instruct and direct all other Managed Facilities Personnel necessary or advisable for the Operation of the Managed Facilities; and (b) discipline, transfer, relocate, replace, terminate and discharge any Managed Facilities Personnel.

5.3.4 Terms of Employment. Subject to Owner’s approval rights under Section 2.2.7, all terms and conditions of employment, personnel policies and practices relating to the Managed Facilities Personnel shall be established, maintained and implemented by Manager in compliance with all Applicable Laws, on Owner’s behalf, including, but not limited to, Applicable Laws relating to the terms and conditions of employment, recruiting, screening, appointment, hiring, compensation, bonuses, severance, pension plans and other employee benefits, training, supervision, instruction, direction, discipline, transfer, relocation, replacement, termination and discharge of Managed Facilities Personnel. Manager shall process the payroll and benefits for Managed Facilities Personnel.

5.3.5 Non-Solicitation. Manager hereby agrees not to, and to cause its Affiliates, its and their respective successors and assigns and any Person acting for or on behalf of any of them not to, solicit the employment of any senior supervisory Managed Facilities Personnel, without Owner’s prior written consent, at any time during the Term or any management personnel of any Affiliate of Owner during the Term; provided, that this covenant shall not restrict Manager and its Affiliates from engaging in general solicitation or advertising of employment opportunities that is not targeted at employees of the Managed Facilities.

5.3.6 Corporate Personnel. All Corporate Personnel who travel to the Managed Facilities to perform technical assistance, participate in special projects or provide other services shall be permitted to reasonably utilize the services provided at the Managed Facilities (including food and beverage consumption), without charge to Manager or such Corporate Personnel.

5.4 Bank Accounts.

5.4.1 Administration of Bank Accounts. Manager shall establish and administer the bank accounts listed in this Section 5.4 (the “Bank Accounts”) on Owner’s behalf at a bank or banks selected by Owner and reasonably approved by Manager. All Bank Accounts shall (a) be established by Manager, as agent for Owner, in the name of Owner, doing business as the Managed Facilities, (b) be owned by Owner and (c) use the taxpayer identification number of Owner. The Bank Accounts shall be interest-bearing accounts if such accounts are reasonably available. The Bank Accounts may include:

5.4.1.1 one or more accounts for the purposes of depositing all funds received in the Operation of the Managed Facilities and paying all Operating Expenses (collectively, the “Operating Account”);

5.4.1.2 one or more accounts into which amounts sufficient to cover all Managed Facilities Personnel Costs shall be deposited from time to time by Manager (by transfer of funds from the Operating Account);

5.4.1.3 a separate account for the purpose of depositing funds sufficient to pay all Management Fees and other amounts due to Manager under this Agreement (by transfer of funds from the Operating Account) (the “Management Account”); and

5.4.1.4 such other accounts as Manager with Owner’s prior approval (or Owner with Manager’s approval (not to be unreasonably withheld)) deems necessary or desirable.

All funds in the Bank Accounts shall be held in express trust for the benefit of Owner and shall be disbursed on the terms and subject to the conditions of this Agreement and only for the purposes set forth in this Agreement, and Manager shall not commingle the funds associated with the Managed Facilities with those of any other property or Person and Manager shall use such funds solely in connection with the Operation of the Managed Facilities and for no other purpose. All funds of Owner and all funds generated with respect to the Managed Facilities shall be held, at all times, in the Bank Accounts until such funds are paid to third parties in accordance with this Agreement and Manager shall not hold any such funds in any other manner. To the extent, if any, that the funds in the Bank Accounts are deemed not to be held in express trust for the benefit of Owner and to the extent permitted by the terms of any Financing, Owner is hereby granted a security interest and lien in the Bank Accounts to secure Manager’s obligations under this Agreement and Owner is entitled to perfect its security interest and lien in the Bank Accounts through an account control agreement with the applicable bank(s) where the Bank Account(s) are deposited (in customary form and substance and which is reasonably satisfactory to Manager and which is consistent with this Agreement, including the provisions of this agreement applicable to the holding and disbursement of funds).

5.4.2 Authorized Signatories; Bank Account Information.

5.4.2.1 Manager’s designees shall be the only Persons authorized to draw funds from the Bank Accounts and make deposits into the Bank Accounts during the Term; provided, however, that if any Manager Event of Default has occurred, Manager is in breach of Section 5.4.4 or the fifth sentence of Section 5.4.1, (i) Owner shall be authorized to draw, disburse and retain funds as Manager would be so entitled under Section 5.4.4 (and such funds may only be used in accordance with Section 5.4.4) and (ii) if any Manager Event of Default has occurred, Manager shall cease having any further rights to draw on such Bank Accounts and a signature (electronic or otherwise) from Owner shall also be required for the drawing of funds from the Bank Accounts. Manager shall establish reasonable controls to ensure accurate reporting of all transactions involving the Bank Accounts and as Manager, consistent with commercially reasonable business procedures and practices which are consistent with the size and nature of the operations at the Managed Facilities, reasonably deems necessary or advisable.

5.4.2.2 Manager shall (a) provide Owner copies of bank statements with respect to the Bank Accounts, and (b) provide Owner (1) weekly cash balance summaries with respect to each Bank Account and (2) such other information regarding the Bank Accounts as reasonably requested by Owner from time to time.

5.4.3 Permitted Investments; Liability for Loss in Bank Accounts. Manager shall not invest funds in the Bank Accounts, except as may be permitted under the Financing Documents and as approved by Owner. Owner shall bear all losses suffered in any investment of funds into any such Bank Account, and Manager shall have no liability or responsibility for such losses, except to the extent due to Manager’s Gross Negligence or Willful Misconduct or any Manager Event of Default.

5.4.4 Disbursement of Funds to Owner. All revenues from the operation of the Managed Facilities shall be deposited promptly by Manager in the Operating Account. Unless the Parties agree otherwise, on or about the twenty fifth (25th) day of each calendar quarter, Manager shall disburse to Owner, as directed by Owner, any funds remaining in the Operating Account at the end of the immediately preceding month after payment, contribution or retention, as applicable, of the following in the following order of priority: (a) all Operating Expenses then due but which have not yet been paid; (b) the amount of debt service accruals and payments due to Lenders as provided in the most recently updated Monthly Debt Service Schedule; (c) transfer of the Management Fees then due to the Management Account (for payment within one (1) Business Day to Manager and, if applicable, in accordance with Section 5.4.5); (d) the amount of any reserves required to be funded pursuant to the Financing Documents; and (e) retention by Manager of an amount sufficient to cover (i) a reasonable reserve (as approved by Owner in the Annual Budget or otherwise in writing in advance), (ii) any other amounts necessary to cure or prevent any violation of any Applicable Law in accordance with this Agreement, and (iii) such other amounts as may be agreed to by the Parties from time to time. In the event Owner disputes any decision by Manager to reserve and not disburse to Owner funds pursuant to this Section 5.4.4, such dispute may be submitted by either Party for Expert Resolution in accordance with Article XVII.

5.4.5 Transfers Between Bank Accounts. Manager has the authority to transfer funds from and between the Bank Accounts in order to pay Operating Expenses, to pay debt service with respect to the Managed Facilities, to invest funds for the benefit of the Managed Facilities (to the extent permitted under this Agreement), to pay the Management Fees to Manager pursuant to this Agreement and for any other purpose consistent with the Annual Budget and good business practices; provided, that, if the circumstance contemplated by the proviso in the first sentence of Section 5.4.2 has occurred and is continuing, Manager shall not transfer funds from the Management Account without the co-signature (electronic or otherwise) of a representative of Owner (other than an Affiliate of Manager) (and Owner shall not unreasonably withhold, condition or delay such co-signature).

5.4.6 Monthly Debt Service Schedule. Whenever Owner incurs indebtedness with respect to the Managed Facilities, Owner shall provide Manager with a schedule of all principal and interests payments due with respect thereto and the method for calculating interest with respect to such indebtedness (as the same may be updated, the “Monthly Debt Service Schedule”).

5.5 Funds for Operation of the Managed Facilities.

5.5.1 Initial Working Capital. As of the Commencement Date, Owner shall ensure that the available funds in the Operating Account include at least $9,403,297 of cash and the net working capital of the Managed Facilities (as calculated in a manner consistent with the calculation of Net Working Capital as defined in the Transaction Agreement) shall be at least $(8,931,180).

5.5.2 Additional Funds. If Manager reasonably determines at any time during the Term that: (a) the available funds in the Operating Account are insufficient to allow for the uninterrupted and efficient Operation of the Managed Facilities in accordance with this Agreement (including the Operating Standard) based on a ninety (90) day reference period; (b) the available funds in the Operating Account are insufficient for the timely payment of amounts in any given month to be paid under Section 5.4.4; (c) the available funds in the Operating Account are insufficient for (i) the Operation of the Managed Facilities in accordance with the Operating Limitations, (ii) Building Capital Improvements or (iii) ROI Capital Improvements then contemplated in the Annual Budget or otherwise approved by Owner, Manager shall notify Owner of the existence and amount of the shortfall (a “Funds Request”) and shall provide a reasonably detailed explanation (including any relevant documentation related thereto) of the cause of such shortfall. Owner shall be obligated to deposit into the Operating Account the amount requested by Manager in the Funds Request within fifteen (15) days after delivery of the Funds Request.

5.5.3 Failure to Provide Funds. If Owner fails to deposit all or any portion of any amount requested in a Funds Request, Manager shall have the right (but not the obligation) to use or pledge its credit in paying, on Owner’s behalf, (a) ordinary and customary Operating Expenses to the extent incurred in accordance with this Agreement, (b) Building Capital Improvements and Routine Capital Improvements to the extent incurred in accordance with this Agreement and (c) ROI Capital Improvements then contemplated in the Annual Budget or otherwise approved by Owner, in which case Owner shall pay for such goods or services when such payment is due. In addition, if Owner fails to pay for such goods or services when such payment is due, then Manager shall have the right (but not the obligation) to pay for such goods or services, in which case Owner shall reimburse Manager immediately upon demand by Manager (and Manager shall be entitled to reimburse itself from any available funds from the Operation of the Managed Facilities, including the Operating Account) for all such amounts advanced by Manager, together with interest thereon in accordance with Section 3.4. Notwithstanding the foregoing, Manager shall not have the rights described in this Section 5.5.3 with respect to any failure by Owner to fund or pay such amounts that is caused directly or indirectly by Manager or any of its Affiliates.

5.6 Purchasing.

Manager and its Affiliates shall make or cause to be made available to the Managed Facilities, on a Non-Discriminatory basis, licensing or purchasing programs available to Other Managed Resorts (whether on a national, regional, mandatory, optional or other basis) (each, a “Purchasing Program”). Manager may elect, in its discretion, but subject to the terms of this Section 5.6 and Applicable Law, to license any games or purchase or lease any FF&E and

Supplies for the Operation of the Managed Facilities from a Purchasing Program maintained by or for the benefit of Manager or its Affiliates; provided, that Manager shall ensure the prices and terms of the games, FF&E and Supplies to be licensed or purchased under such Purchasing Program (including with such modifications as provided below) are reasonably comparable to the prices and terms which would be charged by reputable and qualified unrelated third parties on an arm’s length basis for similar games, FF&E and Supplies sold, leased or licensed to similar companies in the hospitality industry, and may be grouped in reasonable categories rather than being compared item by item. Manager and its Affiliates shall pass through any discounts, rebates or similar incentives received in connection with a Purchasing Program to the Managed Facility on a Non-Discriminatory basis, and Owner hereby acknowledges that certain discounts, rebates and similar incentives are not passed through to Other Managed Resorts. Owner acknowledges and agrees that Manager and its Affiliates shall have the right, provided the same is implemented on a Non-Discriminatory basis, to (a) modify the fees, costs or terms of any such Purchasing Program, including adding games, FF&E and Supplies to, and, subject to Applicable Law, deleting games, FF&E and Supplies from, such Purchasing Program; (b) terminate all or any portion of any such Purchasing Program, from time to time, upon sixty (60) days’ notice to Owner; (c) subject to the obligation to pass through any such amounts as set forth in the immediately preceding sentence, receive commercially reasonable payments, fees, commissions or reimbursements from suppliers and third parties in respect of such purchases, leases or licenses; and (d) own or have investments in such suppliers.

5.7 Managed Facilities Parking.

Owner shall cause to be available as part of the Managed Facilities parking sufficient for the Operation of the Managed Facilities (it being acknowledged and agreed by Manager that, as of the Commencement Date, the parking facilities available to the Managed Facilities are sufficient for the Operation of the Managed Facilities). If parking for the Managed Facilities is not Operated as a part of the Managed Facilities, Manager shall have the right to approve the arrangements for such operation, including the identity of any third-party parking manager.

5.8 Use of Affiliates by Manager.

In performing its obligations under this Agreement, Manager from time to time may use the services of one (1) or more of its Affiliates as permitted under this Agreement. If an Affiliate of Manager performs services Manager is required to provide under this Agreement, such Affiliate and its employees must hold such licenses or qualifications as may be required by the Gaming Authorities in connection with the performance of such services and Manager shall be ultimately responsible to Owner for its Affiliate’s performance. Owner shall bear no cost or expense for the Affiliate’s services, other than as expressly set forth in Section 4.1.1 for Centralized Services Charges, Section 3.3 for Reimbursable Expenses, Section 5.6 for participation in Purchasing Programs, Section 5.11 for an Amenities Manager and Section 12.1.2 for the Insurance Program. Additionally, Manager may cause Affiliates of Manager who operate other facilities on behalf of Owner or Owner’s Affiliates to perform services Manager is required to provide under this Agreement and the costs associated with such performance shall be an Operating Expense of the Managed Facilities. Any agreement or transaction between Manager acting on behalf of Owner, on the one hand, and any Affiliate of Manager, on the other hand, that involves a cost or expense to Owner or the Managed Facilities, or a transfer of assets from the

Managed Facilities, shall either be (a) approved by Owner or (b) expressly set forth in the Annual Budget (subject to Sections 5.1.4 and 5.1.5) and identified as an expense of an Affiliate of Manager (except that Managed Facilities Personnel Costs and costs incurred to third-party vendors under the Purchasing Program need not be separately identified in the Annual Budget as an expense to an Affiliate of Manager). Subject to any confidentiality or similar obligations (provided the same are applied in a Non-Discriminatory manner to all Persons with whom Manager transacts similar business), Manager shall make available to Owner such information as reasonably requested by Owner to compare the cost or expense charged by the Affiliate with charges of an unaffiliated third party. Notwithstanding anything to the contrary contained herein, Manager acknowledges and agrees that all transactions with, or services performed by, any Affiliate of Manager hereunder shall be on commercially reasonable and fair, arm’s-length terms and conditions (unless otherwise expressly approved by Owner in writing).

5.9 Limitation on Manager’s Obligations.

5.9.1 General Limitations. Manager’s obligations under this Agreement are subject in all respects to the availability of sufficient funds from the Operation of the Managed Facilities, or which are otherwise provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of Operating the Managed Facilities shall be payable out of funds from the Operation of the Managed Facilities, or which are otherwise provided by Owner. In no event shall Manager be obligated to pledge or use its own credit or advance any of its own funds to pay any such costs or expenses for the Managed Facilities. Accordingly, notwithstanding anything to the contrary in this Agreement, Manager shall be relieved from its obligations to Operate the Managed Facilities in compliance with the Operating Standard and in accordance with this Agreement whenever and to the extent that Manager is prevented or restricted in any way from doing so by reason of: (a) the occurrence of a Force Majeure Event; (b) the Operating Limitations; (c) Owner’s breach of any material term of this Agreement (including Owner’s obligation to provide sufficient funds as required under this Agreement); (d) any limitation or restriction in this Agreement on Manager’s authority or ability to expend funds in respect of the Managed Facilities; or (e) the lack of availability of sufficient funds to Operate the Managed Facilities, except to the extent caused by Manager’s Gross Negligence or Willful Misconduct or any Manager Event of Default (disregarding any applicable notice and/or cure periods for such purpose).

5.9.2 Pre-Existing Conditions and External Events. If any environmental, construction, personnel, real property-related or other problems arise at the Managed Facilities during the Term that: (a) relate to the Operation or condition of the Managed Facilities, or activities undertaken at the Managed Facilities or on the Premises, prior to the Term; or (b) are caused by or arise from sources outside of the Managed Facilities, Manager’s services under this Agreement shall not extend to management of any remediation, abatement or other correction of such problems, and Owner shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement and correction of such problems (in each case, in accordance with all Applicable Law), and shall take such actions in a timely manner with as little disturbance or interruption of the use and Operation of the Managed Facilities as reasonably practicable. Notwithstanding the foregoing, in the event such problems exist: (i) Manager will cooperate reasonably with Owner in connection with Owner’s remediation, abatement and correction efforts; and (ii) if there is a reasonable likelihood that such problems would cause criminal or civil liability to Manager, injury to persons using the Managed Facilities or damage to the Managed Facilities, Owner shall promptly remedy such problems and if Owner fails to do so, Manager shall have the right to take all reasonably necessary steps to comply with any Applicable Law, or to avoid criminal or civil liability to Manager, or injury to Persons or property; provided, that Manager shall give Owner prior notice thereof.

5.10 Third-Party Operated Areas.

Manager shall, in Consultation with Owner, identify particular portions of the Managed Facilities, such as a restaurant, bar, entertainment venue, spa or retail location (“Third-Party Operated Areas”), that shall be operated by third parties (the “Third-Party Managers”) under a lease, operating agreement, franchise agreement or similar agreement arranged by Manager and in the name of Owner. Manager shall have the right to manage the process of selecting any Third-Party Managers. Any lease, operating agreement, franchise agreement or similar agreement entered into with a Third-Party Manager shall (a) be consistent with the terms of this Agreement (including that the same shall be Non-Discriminatory to the Managed Facilities); (b) require the Third Party Managers to operate the Third-Party Operated Areas in accordance with the Operating Standard and all other terms of this Agreement, subject to the Operating Limitations, and (c) require the Third-Party Managers and their employees and contractors, as applicable, to hold such license or qualification as may be required by the Gaming Authorities.

5.11 Amenities.

Subject to Section 2.2.9, Manager shall have the right to propose to have an Affiliate of Manager (the “Amenities Manager”) operate one or more of the Third-Party Operated Areas. The arrangement with any Amenities Manager for the operation of a restaurant, bars, entertainment venue, spa, retail location or other amenity as a part of the Managed Facilities shall be documented pursuant to a lease or management agreement prepared by Manager and approved by Owner which shall provide that the restaurant, bars, entertainment venue, spa, retail location or other amenity, as applicable, shall be (a) designed and constructed in all material respects in accordance with the Operating Standard, Design Guidance and any other standards reasonably required by Owner and the Amenities Manager, and (b) operated in accordance with the Operating Standard and all other terms of this Agreement, in each case subject to the Operating Limitations.

ARTICLE VI.

APPROVALS

6.1 Gaming Approvals.

This Agreement and all other agreements contemplated herein shall be executed only after receipt of all required approvals and authorizations, if any, by all applicable Gaming Authorities. Owner, at its expense, during the Term shall take such commercially reasonable actions as may be reasonably required to maintain such required approvals or authorizations from the applicable Governmental Authorities to make effective this Agreement as and if required by Applicable Law and permit Owner to make the payments required to be made to Manager under this Agreement and all related agreements; provided, that Manager, at Manager’s expense, during the Term shall maintain such license(s) or qualification(s) applicable to Manager as may be required by applicable Gaming Authorities. Manager shall have the right, at its expense, to participate in all phases of the approval or authorization process. The Parties shall cooperate in all such undertakings or dealings with Gaming Authorities, and Owner shall provide reasonable notice to Manager prior to all meetings with any Gaming Authority for such purpose. Each of Manager and Owner covenants and agrees to use its best efforts to maintain all Approvals (other than such license(s) or qualification(s) applicable to the other Party) required to approve Manager to Operate the Managed Facilities and this Agreement.

ARTICLE VII.

PROPRIETARY RIGHTS

7.1 Service Mark Rights.

7.1.1 In consideration of the Management Fee, Manager and CLC shall procure for the benefit of, and hereby grant to, Owner and the Managed Facilities the non-exclusive right and license to use and otherwise exploit the Service Mark Rights in connection with the Operation, promotion and marketing of the Managed Facilities throughout the Term of this Agreement and during the Transition Period. As between Owner and CLC or any CLC assignee that owns any Service Mark Right, with respect to such right and license, CLC and/or such assignee shall, during the Term, have the sole and exclusive right to determine the form of presentation of the Service Mark Rights in the Operation of the Managed Facilities, including in all uses of the Service Mark Rights in marketing, sales, advertising and promotional materials of the Managed Facilities, any goods or services relating to the Managed Facilities and any signage for the Managed Facilities. Subject to the Annual Budget, Manager agrees to procure merchandise bearing the Brand or other Service Mark Rights on behalf of the Owner for sale or promotion at the Managed Facilities at customary whole-sale prices for such merchandise.

7.1.2 Notwithstanding that Manager shall use the Service Mark Rights in the conduct of the Operations, Owner acknowledges that, as between CLC or any CLC assignee that owns any Service Mark Right, on the one hand, and Owner, on the other hand, this use of the Service Mark Rights shall not create in Owner’s favor any right, title, or interest in or to any of the Service Mark Rights, but all rights of ownership and control of the Service Mark Rights shall reside solely with CLC or any CLC assignee that owns such Service Mark Right(s). If and to the extent Owner acquires any right, title or interest in or to any of the Service Mark Rights, Owner hereby assigns all such right, title and interest therein to such CLC or any CLC assignee that owns any Service Mark Right, as directed by CLC.

7.1.3 Owner acknowledges and agrees that the right to use the Service Mark Rights in connection with the Managed Facilities (a) excludes any right of Owner to register any trademarks, copyrights or domain names or seek any patents which use any element of the Service Mark Rights, such right being reserved exclusively to CLC or any CLC assignee that owns any Service Mark Right; (b) excludes any right of Owner to sublicense or subcontract or permit other Persons to use the Service Mark Rights (including the production of branded products) without the prior written consent of Manager (except a successor manager of the Managed Facilities during the Transition Period shall be permitted such use), (c) does not permit Owner to use the Brand, the Service Mark Rights or any marks, names, indicia or identifiers that are or may be confusingly similar to any element of the Brand or the Service Mark Rights in

Owner’s corporate name; (d) does not permit Owner to acquire, or represent in any manner that Owner has acquired, in any manner any ownership rights in the Brand or the Service Mark Rights or any marks, names, indicia or identifiers that are confusingly similar to the Brand or the Service Mark Rights, and (e) does not permit Owner to use the Service Mark Rights to incur, secure or guarantee any obligation or indebtedness in such a manner as may, in any way, subject CLC or any CLC assignee that owns such Service Mark Right(s) to liability. Further, as between Owner and CLC or any CLC assignee that owns any Service Mark Right, any new trademarks, trade dress, slogans, logos, and any other matter capable of serving as a designation of origin for the goods and services provided in connection with the Managed Facilities to the extent incorporating and derived from a Service Mark Right shall be owned by CLC or any CLC assignee that owns such Service Mark Right, as directed by CLC.

7.2 Use of Service Mark Rights.

Subject to the obligation of the Manager to operate the Managed Facilities under the Brand, as part of Manager’s services under this Agreement for the Operation of the Managed Facilities, Manager may, during the Term, use any Service Mark Rights in the Operation of the Managed Facilities as Manager deems appropriate or advisable consistent with the Annual Budget. The Managed Facilities shall be a part of the Total Rewards System used generally at the Other Managed Resorts. Manager reserves the right and discretion to require Managed Facilities Personnel to sign a commercially reasonable confidentiality and restricted use agreement as a condition to the disclosure or use of any Service Mark Rights by such Person, which shall supplement the terms set forth in this Article VII.

7.3 Rights to Service Mark Rights.

7.3.1 Subject to Section 7.3.2, Owner hereby (a) recognizes the sole and exclusive right of ownership of CLC or any CLC assignee that owns any Service Mark Right to all Service Mark Rights and (b) agrees that Owner’s use of the Service Mark Rights shall be conducted exclusively by Manager (or, as provided herein during the Transition Period, Owner or a successor manager of the Managed Facilities) under this Agreement. Without limiting any other rights, remedies or claims of CLC or any CLC assignee that owns any Service Mark Right and/or any of their respective Affiliates at law, under this Agreement or otherwise, Owner covenants that in the event of any termination or expiration of this Agreement, whether as a result of a default by Manager or otherwise, Owner shall not continue the operations of the Managed Facilities pursuant to a Service Mark Right, nor will it otherwise utilize any of the Service Mark Rights (or hold itself out as operating pursuant to the same) or any confusingly similar variant thereof in the operations of the Managed Facilities or the name of the Managed Facilities; provided, however, that Owner shall have a period of twelve (12) months following termination or expiration of this Agreement to remove all Service Mark Rights (other than the Licensed Brand) from FF&E and the Managed Facilities, the cost which shall be borne by Owner. All use of the Service Mark Rights by Owner during such period shall inure to the benefit of CLC or any CLC assignee that owns such Service Mark Right. If Owner fails to so remove all Service Mark Rights (other than the Licensed Brand) from FF&E and the Managed Facilities within such twelve (12) month period, Owner agrees that Manager and its Affiliates or their respective representatives may enter the Managed Facilities at reasonable times and upon fifteen days’ prior written notice to Owner to remove all Service Mark Rights from FF&E and the Managed Facilities, the cost of which shall be borne by Owner provided that Manager and its Affiliates use commercially reasonable efforts to avoid unnecessary damages to the FF&E and the Managed Facilities.

7.3.2 Notwithstanding the foregoing, Owner shall have and is hereby granted by CLC an irrevocable and perpetual (including following the Transition Period, but in each case subject to CLC’s enforcement rights, including the right to seek and obtain specific performance or other equitable relief for quality control breaches), transferable, royalty-free, sublicenseable (in connection with the Managed Facilities) and exclusive (only with respect to the Restricted Area) license and right to use the Licensed Brand for use in connection with the Managed Facilities, subject only to the use of such Licensed Brand at a level of quality that is at least generally commensurate with the level of quality during the Term. Additionally, Owner shall have and is hereby granted by CLC an irrevocable and perpetual (including following the Transition Period, but in each case subject to CLC’s enforcement rights, including the right to seek and obtain specific performance or other equitable relief for quality control breaches), transferable, royalty-free, sublicenseable (in connection with the Managed Facilities) and non-exclusive license and right to all Owner Primary Marks (excluding the Licensed Brands) for use in connection with the Managed Facilities subject only to the use of such Owner Primary Marks at a level of quality that is at least generally commensurate with the level of quality during the Term. With respect to the Service Mark Rights and the Owner Primary Marks, each of Manager, CLC and any CLC assignee that owns a Service Mark shall have the right after the Term to inspect the Managed Facilities upon reasonable notice and at reasonable times to confirm the quality of the goods and services offered under the Service Mark Rights and the Owner Primary Marks. All use of the Service Mark Rights, Owner Primary Marks and Licensed Brands by Owner shall inure to the benefit of CLC or CLC’s assignee that owns the same.

7.3.3 Owner Primary IP. Owner shall have, and is hereby granted by Manager and CLC, an irrevocable, perpetual (including following the Transition Period), transferable, royalty-free, sublicenseable and non-exclusive license and right to exploit all Owner Primary IP.

7.3.4 Owner Owned IP. Owner and its Affiliates shall have the sole and exclusive right, title and ownership to all Owner Owned IP. All Owner Owned IP made during the Term is hereby irrevocably assigned by Manager and CLC on behalf of themselves and their respective Affiliates (to the extent of Manager’s, CLC’s and their respective Affiliates’ interest therein, if any) to Owner or its designee and upon creation shall be and become the exclusive property of Owner or its designee, and neither Manager, CLC nor any of their respective Affiliates shall have any ownership rights in any such Owner Owned IP. Owner hereby grants for the benefit of Manager, its Affiliates, CEC and its Affiliates, CEOC and its Affiliates, Services Co and the Managed Facilities the non-exclusive right and license to use and otherwise exploit the Owner Owned IP during the Term and the Transition Period in connection with the Operation, promotion and marketing of the Managed Facilities and in connection with enterprise level functions not associated with a specific facility consistent with uses as of the Commencement Date (including the Total Rewards System). Prior to or at the expiration of the Transition Period, Manager, its Affiliates, CEC and is Affiliates shall discontinue all use of the Owner Owned IP.

7.3.5 This Section 7.3 shall survive the expiration or termination of this Agreement; provided, that notwithstanding the foregoing, this Section 7.3 shall be replaced and superseded by the terms and conditions set forth in the Cross-License Agreement upon the effective date of such agreement.

7.4 Proprietary Information and Systems of Manager or its Affiliates.

7.4.1 Proprietary Information and Systems. Owner agrees that, as of the Commencement Date, Manager, its Affiliates and licensees have the sole and exclusive right, title and ownership to the following items as now in existence and as the same may be modified, supplemented or updated in the future, in each case as and to the extent provided during the Term by Manager, CEOC or any of their respective Affiliates or licensees for use in the operation of the Managed Facilities (collectively, the “Proprietary Information and Systems”):

7.4.1.1 proprietary information, techniques and methods of operating and marketing, gaming, hotel and related businesses, including without limitation, the Total Rewards System;

7.4.1.2 proprietary information, techniques and methods of designing, selecting, maintaining, operating, marketing, developing and customizing games used in gaming, hotel and related businesses;

7.4.1.3 proprietary information, techniques and methods of training employees in the gaming, hotel and related businesses;

7.4.1.4 proprietary business plans, projections, marketing, advertising and promotion plans, strategies and systems, including the proprietary items listed on Exhibit D attached hereto and incorporated herein by this reference and any modifications, supplements or revisions thereof, which may hereafter be made by Manager, CEOC or any of their respective Affiliates or licensees, all of which have been developed or acquired over many years through the expenditure of time, money and effort and to the extent which Manager, CEOC or any of their respective Affiliates or licensees maintain as confidential and as a trade secret(s); and

7.4.1.5 all proprietary information, techniques and methods used in connection with the Total Rewards System or any other rewards system which is used generally at other Brand facilities or Other Managed Resorts.

Notwithstanding the foregoing, Proprietary Information and Systems shall not include: information, techniques, methods and systems (a) developed by Owner or third parties (that are not Affiliates or licensees of CEC or CEOC) on Owner’s behalf; (b) developed by Manager or its Affiliates or a third party specifically for use at the Managed Facilities; (c) specific to the Managed Facilities that may be contained in Proprietary Information and Systems, including the Managed Facilities Guest Data; and (d) which are not recognized as a trade secret of Manager or its Affiliates, or entitled to protection as proprietary to Manager or its Affiliates, under applicable state law.

Manager and CLC shall procure for the benefit of, and hereby grant to, Owner and the Managed Facilities the non-exclusive and sublicenseable right and license to use and otherwise exploit the Proprietary Information and Systems (and other proprietary intellectual property used by Manager under this Agreement, if any, excluding Owner Primary IP, Owner Owned IP and any Service Mark Right) in connection with the Operation, promotion and marketing of the Managed Facilities throughout the Term of this Agreement and during the Transition Period.

7.4.2 Confidentiality. Owner further agrees that, to the extent Owner has access to the Proprietary Information and Systems and subject to Owner’s right to use or permit use on its behalf as permitted under this Agreement, Owner shall: (a) maintain the confidentiality of Manager Confidential Information in such Proprietary Information and Systems, and not provide access to such Manager Confidential Information (or any documents, notes, memoranda, lists, computer programs or summaries thereof) to any third parties; (b) not use the Proprietary Information and Systems for any purpose other than as permitted under this Agreement; (c) make no copies of all or any portion of the Proprietary Information and Systems; and (d) upon the termination or expiration of this Agreement, (i) return all Proprietary Information and Systems to Manager, including documents, notes, memoranda, lists, computer programs and any summaries of the Proprietary Information and Systems in Owner’s possession or control but excluding any Managed Facilities Guest Data which Owner may retain pursuant to the terms of this Agreement, and (ii) cease to access any and all of the Proprietary Information and Systems, in each case upon the end of the Transition Period.

7.4.3 Guest Data and Managed Facilities Guest Data.

7.4.3.1 Owner recognizes the exclusive right of ownership of Manager and its Affiliates to all Guest Data, other than Managed Facilities Guest Data, and the Parties agree that they shall have and hereby assign to each other joint ownership to all Managed Facilities Guest Data (without a duty to account to the other or other obligations except as expressly set forth herein). Owner hereby disclaims any right or interest in Guest Data, other than Managed Facilities Guest Data, regardless of any legal protection afforded thereto. Owner and Manager hereby acknowledge and agree that a portion of the consideration paid or payable (as applicable) pursuant to Section 3.5 of the Transaction Agreement, dated as of February 28, 2014, by and among CEC, CEOC, Caesars License Company, LLC, CGP and certain other parties thereto (as may have been amended prior to the Commencement Date, the “Transaction Agreement”) shall be treated as a prepaid license fee and other consideration paid by Owner for the Proprietary Information and Systems and the Managed Facility Guest Data. Owner agrees that throughout the Term, Manager or Manager’s designees shall host and retain the database relating to customers’ activities at the Managed Facilities which shall be collected and stored in systems implemented and managed by or on behalf of Manager or its Affiliates, including all customer information gathered by or on behalf of Manager or its Affiliates in connection with any casino player loyalty program card or successor player or guest rewards program, and Manager or one of its Affiliates shall own and, subject to the restrictions set forth in this Section 7.4.3, be entitled to use any and all of the customer or other information gathered by or on behalf of Manager or its Affiliates in connection with this Agreement or such programs.

7.4.3.2 Each of Owner and Manager shall not and shall cause its respective Affiliates (and Persons to whom disclosure is made by it under clause (c) below) not to, and each of Manager and Owner shall cause Services Co not to, and Owner shall cause any successor manager of the Managed Facilities not to, (a) use the Managed Facilities Guest Data to

offer, solicit or promote any illegal, obscene, inappropriate, adult oriented, or pornographic material or activity or to engage in any activity that would constitute spamming or a violation of any Applicable Laws relating to privacy, (b) use the Managed Facilities Guest Data in any manner which is inconsistent with the integrity of the Brand or the Service Mark Rights, (c) sell, license or grant to any other Person (except, in the case of Manager, to an Affiliate of Manager, CEC or its Affiliate, CEOC or its Affiliate, CERP or its Affiliate or Services Co or its Controlled subsidiary or, in the case of Owner, to an Affiliate of Owner) a right to use, view or copy the Managed Facilities Guest Data or (d) use the Managed Facilities Guest Data for any purpose which is not for the direct benefit of the Managed Facilities, or the businesses and/or operations of Manager and its Affiliates, CEC or its Affiliates, CEOC or its Affiliates, CERP or its Affiliates or Owner and its Affiliates. Notwithstanding anything contained in this Agreement to the contrary, the use of the Managed Facilities Guest Data shall, in all events, be subject to the limitations and restrictions set forth in any other agreement or other contract related thereto, this Agreement, Applicable Law and this Section 7.4.3. Owner and Manager further agree not to use, nor permit their Affiliates (or Persons to whom disclosure is made by it under clause (c) above) to use, at any time, the Managed Facilities Guest Data in any illegal manner, nor to engage in any activity that would constitute spamming or a violation of any privacy laws under any applicable jurisdiction’s regulations. For the avoidance of doubt, Owner agrees that it shall not and shall cause its Affiliates not to disclose any gaming play or player rating information contained in the Managed Facilities Guest Data to a Competitor. Notwithstanding the foregoing, if, upon the Assignment by Manager of this Agreement or the expiration or termination of this Agreement, Owner engages a successor manager to Operate the Managed Facilities ((including any Person who becomes the “Manager” hereunder or otherwise performs any of Managers rights or obligations hereunder, including Services Co), then the Managed Facilities Guest Data may be disclosed to and used by such successor, but in all events such use shall be subject to the limitations and restrictions set forth in any other agreement or other contract related thereto, this Agreement, Applicable Law and this Section 7.4.3; provided, that if Applicable Law or any privacy policy of Manager or its Affiliates requires Manager to provide guests of the Managed Facilities with notice of such transfer and/or a right to “opt out” of having their information transferred to such successor, Owner and Manager shall comply with such requirement and the election of such guest with respect thereto. Each of Owner and Manager agrees to, and to cause its respective Affiliates (and Persons to whom disclosure is made by it under clause (c) above) to and Services Co to, and Owner shall cause any successor manager to, (A) maintain commercially reasonable measures to protect the physical safety and data integrity of the Managed Facilities Guest Data, and (B) comply with (1) all applicable data protection policies applicable to guest data, to which Manager and its Affiliates are subject, including compliance with all relevant security best practices including PCI Data Security Standards and the Sarbanes Oxley Act, and (2) during the Term, all privacy, data security and reasonable contact policies of Manager and its Affiliates, in the case of clause (B)(1) or (B)(2), Owner’s obligations shall only apply to such policies that have been identified to Owner in advance in writing. Manager may require Owner to acknowledge in writing its receipt of any Managed Facilities Guest Data (in whatever form) and confirm its obligations under this Section 7.4.3 and the requirements described herein. In the event Manager reasonably believes the integrity of such Managed Facilities Guest Data has been compromised, Manager and its Affiliates shall have the right, upon reasonable notice and at reasonable times, to inspect the physical facilities and servers where Owner stores (or has stored on its behalf) the Managed Facilities Guest Data and to review all methods and processes associated with the storage and use of same.

7.4.3.3 Subject to any limitations or requirements of any applicable Gaming Authority and in conformance with Applicable Law, during the Term and the Transition Period:

(a) from time to time (but not more than twice per year), upon the reasonable request of Owner and at Owner’s expense, Manager shall prepare filtered lists and datasets from the Managed Facilities Guest Data and provide to Owner a copy of the Managed Facilities Guest Data in comma separate value (CSV) format, unless another format is agreed upon by Owner and Manager; and

(b) Manager shall maintain, in a manner consistent with commercially reasonable data retention and security practices on a monthly basis, backup tapes in iSeries format (the “Backup Tapes”) containing all Managed Facilities Guest Data resident on the management system installed for the Managed Facilities (the “CMS”), provided, that the Backup Tapes may be located at the Managed Facilities or such other location reasonably determined by Manager and to which Owner has reasonable access, and Manager shall keep the Backup Tapes for a rolling period of six (6) months, with the costs of all Backup Tapes and maintenance thereof shall be an Operating Expense.

7.4.4 Improvements to System. All intellectual property rights to the improvements made during the Term in the Proprietary Information and Systems (the “System Improvements”) are hereby irrevocably assigned by Owner (to the extent of Owner’s interest therein, if any) to CEOC or its designee and upon creation shall be and become the exclusive property of CEOC or its designee, and neither Owner nor any of its Affiliates nor any successor manager hereunder shall have any ownership rights in any System Improvements. CEOC or its Affiliates may incorporate any such System Improvements into the Proprietary Information and Systems and shall have the exclusive right to all intellectual property rights (including patent, copyright, and industrial design rights) in and to the System Improvements, and to register and protect such System Improvements in CEOC’s or its designee’s own name to the exclusion of Owner, who shall have no rights to use such System Improvements except as specifically granted to Owner under this Agreement. Owner agrees to execute such assignment or other documents, and to cause any successor manager to execute such assignment or other documents, as CEOC may reasonably request to evidence its ownership or to assist CEOC in securing intellectual property rights to the System Improvements, at CEOC’s sole expense.

7.4.5 Survival. This Section 7.4 shall survive the expiration or termination of this Agreement.

ARTICLE VIII.

CONFIDENTIALITY

8.1 Disclosure by Owner.

Owner acknowledges that Manager will provide certain Manager Confidential Information to Owner in connection with the Operation of the Managed Facilities, and that such Manager Confidential Information is proprietary to Manager and its Affiliates, and includes trade secrets. Accordingly, during the Term and thereafter: (a) Owner shall not, and shall cause its Affiliates not to, use the Manager Confidential Information in any other business or capacity, and

Owner acknowledges such use would constitute an unfair method of competition; (b) Owner shall maintain the confidentiality of, and shall not disclose to any other Person (including the media), any Manager Confidential Information or the terms of this Agreement, except to its shareholders, partners, directors, officers, employees, agents, representatives, legal counsel, accountants and existing and potential Lenders and investors and potential purchasers (provided such potential investor or purchaser is not a Competitor), but only on a reasonable “need to know” basis in connection with its ownership of the Managed Facilities and subject to customary confidentiality protections; (c) Owner shall not make unauthorized copies of any portion of the Manager Confidential Information disclosed in written, electronic or other form; and (d) Owner shall ensure that none of its shareholders, partners, directors, officers, employees, agents, legal counsel, accountants and existing and potential Lenders or investors or potential purchasers use, disclose or copy any Manager Confidential Information, disclose any terms of this Agreement or take any other actions that Owner is otherwise prohibited from taking under this Section 8.1. Notwithstanding the foregoing, the restrictions on the use and disclosure of Manager Confidential Information shall not apply: (i) to information or techniques which are or become generally known to the public (other than through any breach of this Section 8.1 with respect to confidentiality); (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies, or stock exchange rules; or (iii) to information known to Owner (other than in connection with the performance of its rights or duties hereunder) before disclosure by Manager or disclosed to Owner by a third party not subject to confidentiality obligations to Manager or developed by Owner without use of Manager Confidential Information. In the event that Owner or any Person to which Owner has disclosed Manager Confidential Information is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Manager Confidential Information, Owner shall and shall cause such Person to: (A) provide Manager with prompt notice, to the extent legally permissible, so that Manager and its Affiliates may seek a protective order or other appropriate remedy or, in their discretion, waive compliance with the provisions of this Section 8.1; and (B) reasonably cooperate with Manager and its Affiliates, at their expense, in any effort Manager or any of its Affiliates undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Manager in its discretion waives compliance with the provisions of this Section 8.1, Owner shall and shall cause such Person to disclose to the Person compelling disclosure only that portion of the Manager Confidential Information that Owner is advised, by outside counsel, is legally required and to use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Manager Confidential Information so disclosed (to the extent available). Owner shall be responsible for any acts or omissions of any of its employees, members, managers, attorneys, accountants, agents, representatives, consultants, existing and potential Lenders and investors and potential purchasers in violation of this Section 8.1.

8.2 Disclosure by Manager.

Manager acknowledges that Owner may from time to time provide certain Owner Confidential Information to Manager in connection with the Operation of the Managed Facilities, and that such Owner Confidential Information is proprietary to Owner and its Affiliates, and may include trade secrets. Accordingly, during the Term and thereafter: (a) Manager shall not, and shall cause its Affiliates not to, use the Owner Confidential Information in any other business or capacity, and Manager acknowledges such use would constitute an unfair method of competition; (b) Manager shall maintain the confidentiality of, and shall not disclose to any other Person (including the media), any Owner Confidential Information or the terms of this Agreement, except to its shareholders, partners, directors, officers, employees, agents, representatives, legal counsel, accountants and existing and potential lenders and investors and potential purchasers, but only on a reasonable “need to know” basis in connection with its Operation of the Managed Facilities and subject to customary confidentiality protections; (c) Manager shall not make unauthorized copies of any portion of the Owner Confidential Information disclosed in written, electronic or other form; and (d) Manager shall ensure that none of its shareholders, partners, directors, officers, employees, agents, legal counsel, accountants and existing and potential lenders or investors or potential purchasers use, disclose or copy any Owner Confidential Information, disclose any terms of this Agreement or take any other actions that Manager is otherwise prohibited from taking under this Section 8.2. Notwithstanding the foregoing, the restrictions on the use and disclosure of Owner Confidential Information shall not apply: (i) to information or techniques which are or become generally known to the public (other than through any breach of this Section 8.2 with respect to confidentiality); (ii) to the extent such disclosure is required under Applicable Laws, including reporting requirements applicable to public companies, or stock exchange rules; or (iii) to information known to Manager (other than in connection with the performance of its rights or duties hereunder) before disclosure by Owner or disclosed to Manager by a third party not subject to confidentiality obligations to Owner or developed by Manager without use of Owner Confidential Information. In the event that Manager or any Person to which Manager has disclosed Owner Confidential Information is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Owner Confidential Information, Manager shall and shall cause such Person to: (A) provide Owner with prompt notice, to the extent legally permissible, so that Owner and its Affiliates may seek a protective order or other appropriate remedy or, in their discretion, waive compliance with the provisions of this Section 8.2; and (B) reasonably cooperate with Owner and its Affiliates, at their expense, in any effort Owner or any of its Affiliates undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Owner in its discretion waives compliance with the provisions of this Section 8.2, Manager shall and shall cause such Person to disclose to the Person compelling disclosure only that portion of the Owner Confidential Information that Manager is advised, by outside counsel, is legally required and to use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Owner Confidential Information so disclosed (to the extent available). Manager shall be responsible for any acts or omissions of any of its employees, members, managers, attorneys, accountants, agents, representatives, consultants, existing and potential lenders and investors and potential purchasers in violation of this Section 8.2.

8.3 Public Statements.

The Parties shall cooperate with each other on all press releases and other public statements relating to the Managed Facilities and neither Party shall issue any press release or other public statement relating to the Managed Facilities without the prior written approval of the other Party and receipt of any required approvals from any Governmental Authority, except for any public statement required under Applicable Law; provided, that Manager and its Affiliates may, subject to Applicable Law, make public statements and press releases regarding the Managed Facilities in connection with CEOC’s general business operations, the Operation of the Managed Facilities or in the ordinary course of Manager’s Operation of the Managed Facilities. With respect to any public statement required under Applicable Law, the issuing Party shall provide the other Party with a reasonable opportunity to review and comment upon any such statement prior to its issuance. In addition, either Party may make reference to the Managed Facilities, this Agreement and such Party’s business in connection with making Securities Exchange Commission filings, investor and lender reports and presentations, financing documents and offering materials.

8.4 Cumulative Remedies.

Owner acknowledges that any violation of the provisions of Section 8.1 or 8.3 would cause irreparable harm and injury to Manager and its Affiliates and that money damages would not be an adequate remedy for any such violation and, accordingly, Manager and its Affiliates shall be entitled to injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction.

Manager acknowledges that any violation of the provisions of Section 8.2 or 8.3 would cause irreparable harm and injury to Owner and its Affiliates and that money damages would not be an adequate remedy for any such violation and, accordingly, Owner and its Affiliates shall be entitled to injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction.

The remedies provided in this Section 8.4 are cumulative and shall not exclude any other remedies to which a Party or its Affiliates may be entitled under this Agreement or Applicable Law, and the exercise of a remedy under this Section 8.4 shall not be deemed an election excluding any other remedy or any waiver thereof.

8.5 Survival.

This Article VIII shall survive the expiration or termination of this Agreement.

ARTICLE IX.

MARKETING

9.1 Marketing.

9.1.1 Managed Facilities Marketing Program. In addition to the Managed Facilities’ participation in any marketing program included as part of the Centralized Services, Manager shall develop and implement a specific marketing program for the Managed Facilities, which shall provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken, and which may include the following: (a) production, distribution and placement of promotional materials relating to the Managed Facilities, including materials for the promotion of employee relations; (b) development and implementation of promotional offers or programs that benefit the Managed Facilities and are undertaken by Manager or by a group of hotels and casinos that includes the Managed Facilities; (c) attendance of Managed Facilities Personnel at conferences, conventions, meetings, seminars and travel congresses; (d) selection of and guidance to advertising agency and public relations personnel; and (e) preparation and dissemination of news releases for national and international trade and, consumer publications. Owner shall not publish any advertising materials or otherwise implement any marketing, advertising or promotion program for the Managed Facilities on its own, without Manager’s prior written approval (not to be unreasonably withheld, conditioned, or delayed).

9.1.2 Development and Implementation. The development and implementation of the Managed Facilities’ specific marketing program shall be effected substantially by Managed Facilities Personnel, with periodic assistance from Corporate Personnel with marketing and sales expertise. Any such assistance provided by any Corporate Personnel shall be at no cost to Owner or the Managed Facilities for such Corporate Personnel’s time, but the reasonable Out-of-Pocket Expenses incurred by Manager or its Affiliates in connection with such assistance shall be Operating Expenses. Subject to the provisions of Section 5.1 relating to the Annual Budget, the Managed Facilities’ specific marketing program shall comply with the sales, advertising and public relations policies and guidelines and corporate identity requirements established by Manager, for Other Managed Resorts, as such policies, guidelines and requirements may be modified from time to time. Subject to the provisions of Section 5.1 relating to the Annual Budget, Manager shall have the right to engage a Person on behalf of Owner to perform such marketing and public relations activities for the Managed Facilities pursuant to this Article IX.

9.1.3 Content. Manager shall have the right to obtain, or at the reasonable request of Manager, Owner shall obtain and provide to Manager, updated photographs, descriptive content and other media, such as video and floor plans, of the Managed Facilities (collectively, “Content”) from time to time in accordance with Manager’s specifications for Content. All ownership or license rights to Content, whether procured by Manager or Owner, shall vest in Owner. If Owner obtains Content, Owner shall ensure that any such Content includes usage rights for the benefit of Manager in connection with the operation of the Managed Facilities during the Term.

ARTICLE X.

BOOKS AND RECORDS

10.1 Maintenance of Books and Records.

Manager shall keep and maintain, on an Operating Year basis in accordance with GAAP, accurate books, records and accounts reflecting all of the financial affairs, and all items of income and expense, in connection with the Operation of the Managed Facilities and otherwise in a manner consistent with the then existing policies and standards applicable to Other Managed Resorts and otherwise reasonably acceptable to Owner. All books of account and other financial records of the Managed Facilities shall be available to Owner, any Lender and their respective agents, representatives and designees (subject to Section 8.1) at all reasonable times for examination, audit, inspection and copying; provided, that Owner shall bear all Out-Of-Pocket Expenses incurred by Manager or its Affiliates in connection with any such examination, audit, inspection or copying. All of the financial books and records of the Managed Facilities, including books of account and front office records (but excluding any Proprietary Rights) shall be the property of Owner. Notwithstanding anything to the contrary contained in this Agreement, Owner shall have the right (not more than once per calendar year), at its expense, to or to cause its agents or auditors to carry out an independent audit or inspection of the books of accounts and records and/or any other information maintained by the Manager with respect to the Managed Facilities (including, without limitation, all information, records and materials with respect to contracts and engagements entered into by Manager with Affiliates and/or with respect to purchasing programs, which information shall include terms of all cost allocations between the Managed Facilities on the one hand and other hotel properties and casinos owned and/or managed by Manager and its Affiliates and subject to the same agreements and/or purchasing programs on the other hand, and copies of all agreements and fee schedules with respect to such properties and such other information as is reasonably necessary to make the determination set forth in clause (ii) below). In the event of any such audit or inspection, Manager shall promptly respond to any queries raised by any such auditors in relation to that audit and shall promptly make available to any such auditors any and all materials relevant to the management of the applicable Managed Facilities. Notwithstanding the foregoing, if it is determined by any such audit or inspection that (i) the actual amount of Gross Operating Revenues or Operating Expenses for any Operating Year differs by more than five percent (5%) from the amount of Gross Operating Revenues or Operating Expenses for such Operating Year recorded in the books and records maintained by Manager, or (ii) Manager has materially breached any of its obligations with respect to the requirements in this Agreement that all Purchasing Programs and all contracts with (or services provided by) Affiliates of Manager shall be Non-Discriminatory to the Managed Facilities and on arms-length terms, then, in either case, Manager shall be responsible for the entire out-of-pocket cost of such audit or inspection and immediately upon demand shall reimburse Owner therefor.

10.2 Monthly Financial Reports.

Manager shall cause to be prepared and delivered to Owner reasonably detailed unaudited monthly operating reports (the “Monthly Reports”) that reflect the operational results of the Managed Facilities for each month of each Operating Year. Manager shall deliver each Monthly Report to Owner on or before the twenty fifth (25th) day of the month following the month (or partial month) to which such Monthly Report relates. At a minimum, the Monthly Reports shall include: (a) a balance sheet including current and prior month and prior year-end comparisons (to the extent applicable) and differences in reasonable detail; (b) an income and expense statement for such month and for the elapsed portion of the current Operating Year through the end of such month (with comparison to previous year); (c) a statement of cash flows for such month and for the elapsed portion of the Current Operating Year through the end of such month (with comparison to previous year) in reasonable detail to allow Owner to identify and ascertain sources and uses thereof; (d) a statement of account balances in each Bank Account; (e) a computation of any installment of the Base Management Fees due following delivery of such Monthly Report; and (f) such other reports or information otherwise specified in this Agreement to be provided to Owner on a monthly basis or as Owner may reasonably specify from time to time. Notwithstanding anything to the contrary contained in this Section 10.2, Manager shall not be obligated to deliver a Monthly Report for the last month of each calendar quarter. In lieu of such delivery, Manager shall deliver the Quarterly Report for the applicable calendar quarter and such Quarterly Report shall include the information that would have been included in the Monthly Report for such month pursuant to this Section 10.2.

10.3 Quarterly Financial Reports.

Manager shall cause to be prepared and delivered to Owner reasonably detailed unaudited quarterly operating reports (the “Quarterly Reports”) and shall deliver each Quarterly Report to Owner on or before the twenty fifth (25th) day of the month following the end of the fiscal quarter (or partial fiscal quarter) to which such Quarterly Report relates. With respect to the Quarterly Reports, Manager’s Designated Financial Officer shall certify that it has reviewed such Quarterly Reports and, to such Designated Financial Officer’s Knowledge, such Designated Financial Officer has no reason to believe that such Quarterly Reports do not fairly present, in all material respects, the financial condition, results of operations, cash flows and other financial and operating results, as applicable, of the Managed Facilities for the periods presented in the report (except for the fact that there are no footnotes to such Quarterly Reports and subject to year end adjustments in all respects). At a minimum, the Quarterly Reports shall include: (a) a narrative report on Owner’s actual performance to the Operating Plan and Capital Budget; (b) a computation of any installment of the Incentive Management Fees due following delivery of such Quarterly Report; (c) an itemization of expenses other than Management Fees incurred to Manager or any Affiliate of Manager during such quarter, including Centralized Services Charges and Reimbursable Expenses; (d) a schedule comparing the financial performance of the Managed Facilities to the financial covenants under Financing Documents to the extent that the applicable Financing relates the Managed Facilities only; (e) a report on the project status and actual to budget expenditures for Routine Capital Improvements and Building Capital Improvements projects underway; (f) for the last month of such calendar quarter, the information that would have been included in the Monthly Report for such month pursuant to Section 10.2; and (g) such other reports or information otherwise specified in this Agreement to be provided to Owner on a quarterly basis or as Owner may reasonably specify from time to time.

10.4 Annual Financial Reports.

Manager shall cause to be prepared and delivered to Owner no later than fifty-five (55) days after the end of each Operating Year (beginning with February 25 of the second (2nd) Operating Year with respect to the completion of the first (1st) Operating Year), year end financial statements for the preceding Operating Year (including a balance sheet, a statement of earnings and retained earnings and a statement of cash flows), which statements shall be unaudited and shall be prepared in accordance with GAAP. With respect to such statements, Manager’s Designated Financial Officer shall certify that it has reviewed such statements and, to such Designated Financial Officer’s knowledge, such Designated Financial Officer has no reason to believe that such statements do not fairly present, in all material respects, the financial condition, results of operations, cash flows and other financial and operating results, as applicable, of the Managed Facilities for the periods presented in the statements (except for the fact that there are no footnotes to such statements and subject to all adjustments made in the Certified Financial Statements). Owner shall engage the Designated Accountant to provide audited financial statements for the Operating Year then ended (the “Certified Financial

Statements”). Owner and Manager shall cooperate in all respects with the Designated Accountant in the preparation of such financial statements, including the delivery by Manager of any financial information generated by Manager pursuant to the terms of this Agreement and reasonably required by the Designated Accountant to prepare such audited financial statements. The Certified Financial Statements prepared by the Designated Accountant pursuant to this Section 10.4 and all information therein shall be binding and conclusive on the Parties unless, within sixty (60) days after the delivery of such statements to the Parties, either Party shall deliver written notice to the other Party of its objection thereto setting forth in reasonable detail the nature of such objection. If the Parties are unable thereafter to resolve any disputes with respect to the matters set forth in the Certified Financial Statements within sixty (60) days after delivery by either Party of such notice, either Party shall have the right to cause such dispute to be resolved in accordance with Article XVII.

10.5 Other Reports and Schedules.

In addition to the Operating Reports and Certified Financial Statement required to be delivered to Owner hereunder, Manager shall cause to be prepared and delivered to Owner any additional reports and schedules as Owner may reasonably request from time to time, and copies of such leases, contracts and documents as Owner may reasonably request from time to time.

ARTICLE XI.

ASSIGNMENTS

11.1 Assignment by Owner.

11.1.1 Owner Assignments Restricted. Except as otherwise permitted in Article XIII or this Article XI, Owner may not cause, permit or suffer an Assignment of Owner’s right, title and interest in and to this Agreement without the prior consent of Manager which consent shall not be unreasonably withheld, conditioned or delayed. Any Change of Control of Owner shall be deemed an Assignment for purposes of this Article XI. Any Assignment by Owner in violation of the terms of this Article XI shall be void and of no force or effect as between the Parties and shall constitute an Event of Default by Owner governed by the terms of Article XVI.

11.1.2 Assignment by Owner without Manager’s Consent.

11.1.2.1 Notwithstanding the provisions of Section 11.1.1, Owner shall have the right, without Manager’s consent, to effect an Assignment of this Agreement in connection with a Managed Facilities Transfer; provided, that, to the extent applicable, the conditions described in Section 11.1.3 are satisfied in connection with such Assignment.

11.1.2.2 Notwithstanding the provisions of Section 11.1.1, Owner shall have the right, without Manager’s consent, to effect an Assignment of this Agreement or a Managed Facilities Transfer in connection with any Financing provided, that, to the extent applicable, the conditions described in Section 11.1.3 are satisfied in connection with such Assignment.

11.1.3 Conditions to Assignment. Notwithstanding anything to the contrary in Section 11.1.2, all Assignments by Owner (whether or not Manager’s consent is required pursuant to this Section 11.1) shall be subject to the following conditions:

11.1.3.1 Owner shall provide written notice to Manager at least thirty (30) days prior to the proposed Assignment, specifying in reasonable detail the nature of the Assignment and such additional information as Manager may reasonably request in order to determine whether the proposed transferee is a Manager Prohibited Person;

11.1.3.2 The assignee (other than a Lender in connection with a Financing, except to the extent of any foreclosure or realization) shall assume the obligations of Owner under this Agreement and shall agree in writing to be bound by this Agreement from and after the date of the Assignment, and Owner shall provide Manager with a copy of such agreement, together with copies of all other documents effecting such Assignment, within ten (10) days following the date of the Assignment; and

11.1.3.3 The assignee (in the case of a direct assignment) or controlling parties (in the case of a Change of Control), and in each case its or their direct or indirect equity owners, is not a Manager Prohibited Person.

11.2 Assignment by Manager.

11.2.1 Manager Assignments Restricted. Except as otherwise permitted in this Article XI, Manager may not cause, permit or suffer an Assignment, in whole or in part, of Manager’s right, title and interest in and to this Agreement without the prior consent of Owner. Any Change of Control of Manager shall be deemed an Assignment for purposes of this Article XI. Any Assignment by Manager in violation of the terms of this Article XI shall be void and of no force or effect as between the Parties and shall constitute an Event of Default by Manager governed by the terms of Article XVI.

11.2.2 Assignment by Manager without Owner’s Consent. Notwithstanding the provisions of Section 11.1.1, Manager shall have the right, without Owner’s consent, to assign its right, title and interest in and to this Agreement (a) to any Affiliate of Manager that is directly or indirectly wholly owned by CEOC, or (b) in connection with (i) a Change of Control of CEOC or (ii) a Substantial Sale; provided, that neither the proposed transferee (in the case of a direct transfer), or controlling parties (in the case of a Change of Control or CEOC or Substantial Sale), nor in either case any of its direct or indirect equity owners, is an Owner Prohibited Person and provided further that Manager shall (a) provide written notice to Owner at least thirty (30) days prior to the proposed Assignment, specifying in reasonable detail the nature of the Assignment, and such additional information as Owner may reasonably request in order to determine whether the proposed transferee is an Owner Prohibited Person, and (b) the assignee shall assume the obligations of Manager under this Agreement and shall agree in writing to be bound by this Agreement from and after the date of the Assignment, and Manager shall provide Owner with a copy of such agreement, together with copies of all other documents effecting such Assignment, within ten (10) days following the date of this Assignment.

11.2.3 Assignment at the Request of Owner. Subject to the provisions of this Section 11.2.3, Manager shall, upon the written request of Owner, assign all of its rights,

benefits, obligations, duties, responsibilities and liabilities under this Agreement to Services Co (or a Controlled subsidiary of Services Co) as soon as reasonably practicable following the formation and capitalization of Services Co (the “Services Co Assignment”). Notwithstanding the foregoing, Owner shall not be permitted to request the Services Co Assignment unless and until (a) all Gaming Approvals have been received with respect to such Services Co Assignment, and (b) any required Approvals from any Governmental Authorities have been received with respect to such Services Co Assignment. Manager acknowledges that Owner may not request the Services Co Assignment until Owner is satisfied, in its sole discretion that Services Co (or a Controlled subsidiary of Services Co) has obtained all items and rights needed to Operate the Managed Facilities under the Brand (including to provide the Centralized Services to the Managed Facilities) all in accordance with this Agreement, which items and rights shall include, without limitation: (i) all intellectual property rights required to grant, maintain and support the licenses and assignments set forth under this Agreement (including under Article VII), (ii) all Corporate Personnel and other personnel required to Operate the Managed Facilities, and (iii) all infrastructure, processes, procedures, contracts, permits, licenses, consents, approvals, assets and other items and rights required to Operate the Managed Facilities. Each of Owner and Manager agrees that upon the effective date of the Services Co Assignment: (A) Bally’s Las Vegas Manager, LLC shall assign all of its rights, benefits, obligations, duties, responsibilities and liabilities under this Agreement to Services Co (or a Controlled subsidiary of Services Co) and Services Co shall automatically and without any further action by any Person become the “Manager” under this Agreement, provided, that Bally’s Las Vegas Manager, LLC (the “Transferring Manager”) shall retain all rights in respect of pre-assignment periods, rights under Section 19.2.7, the right to receive the Management Fees during the Term (and any interest thereon or taxes with respect thereto), any Termination Fee and the right to claim damages in respect of any Owner breach of this Agreement that directly results in a reduced or terminated Management Fees (the “Retained Rights”); (B) Services Co (or a Controlled subsidiary of Services Co) shall expressly assume all of the Transferring Manager’s rights (other than the Retained Rights), benefits, obligations, duties, responsibilities and liabilities under this Agreement pursuant to an assignment and assumption agreement mutually agreeable to Owner and the Transferring Manager and the Transferring Manager shall be released from its obligations under this Agreement; (C) Services Co (or a Controlled subsidiary of Services Co) shall be entitled to receive all Centralized Services Charges and all Reimbursable Expenses incurred under this Agreement from and after the Services Co Assignment; (D) the Transferring Manager’s rights with respect to the Bank Accounts shall terminate and any right to withdraw the Management Fees from the Management Account will be undertaken by Services Co as successor manager; and (E) with respect to each provision in this Agreement that by its terms survives any expiration or termination of this Agreement, such provisions shall survive the Services Co Assignment with respect to the Transferring Manager, CEOC and their respective Affiliates. This Section 11.2 shall survive the Services Co Assignment and any expiration or termination of this Agreement thereafter. Owner and Transferring Manager agree, between them, to amend or amend and restate this Agreement following the Services Co Assignment as needed solely to implement the provisions set forth in this Section 11.2.2 and Transferring Manager and CLC shall do and cause to be done all such acts, matters and things and shall execute all such documents and instruments required to effectuate the Services Co Assignment in accordance with this Agreement. Notwithstanding anything contained in this Agreement to the contrary, (x) the Retained Rights may be terminated immediately by Owner if there is any Event of Default of Services Co hereunder following the effective date of the Services Co Assignment that is caused by or results from a breach by CEOC (or any Affiliate thereof that is a member of Services Co) of any of its obligations under the limited liability company agreement of Services Co, in which case Owner shall not be required to terminate this Agreement with respect to Services Co or Transferring Manager, and (y) if as a result of any Event of Default of Services Co hereunder following the effective date of the Services Co Assignment, Owner becomes entitled (whether pursuant to the terms hereof, at law or in equity) to any reduction in and/or offset of Management Fees or to otherwise recover any losses, costs, damages and/or expenses from Services Co, Owner shall be entitled to deduct (without duplication of any other recovery made by Owner) any and all such amounts from future installments of Management Fees otherwise due and payable to the Transferring Manager as part of the Retained Rights during the Term until Owner has recovered the entire amount of all such losses, costs, damages and/or expenses (provided, however, that the Transferring Manager shall not have any liability for any such amounts in excess of the value of the remaining Management Fees payable hereunder during the Term at the time Owner becomes entitled to any such recovery). From and after the Services Co Assignment, Owner shall not permit any amendment to this Agreement that would reasonably be expected to reduce or otherwise adversely impact the Retained Rights.

11.3 Acknowledgement of Assignment.

Notwithstanding anything to the contrary contained herein, with respect to any Assignment under this Article XI, the transferring Party shall, within thirty (30) days following the request of the non-assigning Party, provide a written acknowledgement to the non-assigning Party confirming that such Assignment complied with the provisions of this Article XI and was permitted hereunder and such acknowledgment shall be accompanied by the provision of such information as may reasonably be necessary to demonstrate that the Assignment complies with the provisions of this Article XI.

11.4 Approvals.

To the extent necessary, all Assignments will be subject to the requirements of the Gaming Authorities, which may include prior approval of such Assignments.

ARTICLE XII.

INSURANCE, BONDING AND INDEMNIFICATION

12.1 Owner Insurance and Bonding Requirements.

12.1.1 Insurance Policies and Bonding Requirements.

12.1.1.1 Manager, at Owner’s expense (except to the extent such expenses are expressly classified as Operating Expenses), shall procure and maintain all insurance policies required under the Insurance Requirements set forth as Exhibit E (except to the extent Exhibit E attached hereto or this Agreement expressly provides that Manager shall procure and obtain specific insurance policies) and in accordance with the Annual Budget to protect the Owner and Manager against loss or damage arising in connection with the ownership and operation of the Managed Facilities. The insurance policies shall be effective upon the Commencement Date. Manager may modify the Insurance Requirements on at least sixty (60) days’ notice to respond to insurance market trends, customer demands, economic conditions, technological advances and other factors affecting the gaming industry and its risks, as they may change from time to time; provided, that the Insurance Requirements are (a) consistent with the Other Managed Resorts that are similarly situated to the Managed Facilities or (b) only applicable to the Managed Facilities and a material policy, and in either case they shall be subject, at Owner’s election, to review by Owner’s independent insurance consultant and, in the case of clause (b), approval by such consultant (not to be unreasonably withheld). Manager, at its sole discretion, shall hire a qualified insurance broker to place such insurance policies required under Exhibit E attached hereto.

12.1.1.2 Manager, at Owner’s expense, shall have the power and authority to procure and deliver to the applicable Gaming Authorities all bonding instruments required by the State where the Managed Facilities are located.

12.1.2 Insurance Program. Manager shall make the insurance programs provided to the Other Managed Resorts available to Owner with respect to the Managed Facilities (the “Insurance Program”) on substantially the same basis and for the same premium allocation methodology as for the Other Managed Resorts, to the extent permitted by the terms of such Insurance Program. Owner, at Manager’s sole direction, may obtain any insurance coverage required under the Insurance Requirements through the Insurance Program to the extent such coverage is available under the Insurance Program. Owner acknowledges that (a) the premiums charged under the Insurance Program include certain third-party pass-through costs, such as brokers’ commissions and insurance services performed by third parties, and (b) some or all of the insurance in the Insurance Program may be provided by an Affiliate of Manager, and such Affiliate will have a profit or loss for its insurance business from time to time, depending on the amount of premiums received, and claims paid, by such Affiliate during the relevant period. Manager shall cause any and all costs, expenses or savings resulting from the foregoing clauses (a) and (b) to be passed through, applied and realized amongst all participants in any Insurance Program on a Non-Discriminatory basis.

12.1.3 Evidence of Insurance. Owner (for insurance policies obtained by Owner through third-party insurers) and Manager (for insurance policies obtained by Manager through the Insurance Program or other vendors) shall provide the other Party with certificates or other reasonably satisfactory insurance evidence confirming that the insurance policies comply with the Insurance Requirements. In addition, upon a Party’s request, the other Party promptly shall provide to the requesting Party a schedule of insurance obtained by such Party, listing the insurance policy numbers, the names of the insurers, the names of the Persons insured, the amounts of coverage, the expiration dates and the risks covered thereunder.

12.1.4 Payment of Premiums. For all insurance policies contemplated by this Section 12.1, Manager shall have the right to pay premiums using funds from the Operating Account. For the avoidance of doubt, any additional insurance policies obtained by Owner or Manager that are not contemplated by this Section 12.1 or otherwise approved by the Parties, shall not be funded from the Operating Account.

12.1.5 Review of Insurance. All insurance policy limits provided under this Article XII shall be reviewed by the Parties every three (3) years following the commencement of the Term, or sooner if reasonably requested by Owner or Manager, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing three (3) years. Owner and Manager hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate changes to types or amounts of coverage during the Term. Each Party agrees to comply with any other insurance requirements the other Party reasonably requests in order to protect the Managed Facilities and the respective interests of Owner and Manager. Any dispute regarding such other insurance requirements shall be referred to the Expert for Expert Resolution pursuant to Article XVII.

12.1.6 Investigation of Claims and Reports. Manager shall promptly investigate and, as soon as reasonably practicable, make a full written report to Owner regarding all material accidents or claims for material damage relating to the ownership, operation and maintenance of the Managed Facilities and the estimated liability or cost of repair thereof, and shall prepare, for the approval of Owner, any and all reports required by any insurance carrier in connection therewith.

12.1.7 Reliance on Owner’s Advisors. Owner acknowledges that neither Manager nor any insurance broker that Manager or its Affiliates may retain makes any representation, warranty or guaranty whatsoever regarding: (a) the advisability or sufficiency of the insurance required or obtained under this Agreement; (b) whether the insurance made available under the Insurance Program maintained by Manager or its Affiliates is sufficient to protect Owner, the Managed Facilities and its Operations against all liability, damage, loss, cost or expense that might be incurred; or (c) any other insurance that Owner should consider for the protection of Owner, the Managed Facilities and its Operations, and Owner agrees to rely exclusively on its own insurance advisors with respect to all insurance matters.

12.2 Waiver of Liability.

AS LONG AS A PARTY AND ANY AFFILIATES REQUESTED BY SUCH PARTY ARE A NAMED INSURED OR ADDITIONAL INSURED UNDER THE OTHER PARTY’S INSURANCE POLICIES, OR THE POLICIES OTHERWISE PERMIT IF SUCH PARTY OR ITS AFFILIATES ARE NOT SO NAMED, SUCH PARTY HEREBY RELEASES THE OTHER PARTY, AND ITS AFFILIATES, AND ITS AND THEIR TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND THE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, FROM ANY AND ALL LIABILITY FOR MONETARY RELIEF, DAMAGE, LOSS, COST OR EXPENSE INCURRED BY THE RELEASING PARTY, WHETHER OR NOT DUE TO THE NEGLIGENT OR OTHER ACTS OR OMISSIONS OF THE PERSONS SO RELEASED TO THE EXTENT SUCH LIABILITY, DAMAGE, LOSS, COST OR EXPENSE IS COVERED BY THE INSURANCE POLICIES OF THE RELEASING PARTY, BUT (OTHER THAN AS PROVIDED IN ARTICLE XIV) ONLY TO THE EXTENT OF INSURANCE PROCEEDS RECEIVED.

12.3 Indemnification.

12.3.1 Indemnification by Owner. Subject to Sections 12.3.3, 12.3.4 and 17.5.5, Owner shall defend, indemnify and hold harmless Manager and its Affiliates (and, following the Services Co Assignment until such time as neither Services Co nor any of its Affiliates is the Manager hereunder, the Transferring Manager and its Affiliates), and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Manager Indemnified Parties”) for, from and against any and all Claims that are not within the scope of Manager’s indemnification pursuant to Section 12.3.2. Nothing in this Section 12.3 shall be deemed to limit Owner’s right to pursue its contractual damage remedies against Manager with respect to amounts paid by Owner to one (1) or more other Persons in connection with any Claim caused by an Event of Default by Manager (it being further understood that the provisions of this Section 12.3 shall not be deemed to modify the provisions of Section 16.1 regarding the establishment of an Event of Default by Manager, including any provisions of Section 16.1 regarding notice of cure of any default that would, with the giving of notice or the passage of time, become an Event of Default). Manager shall promptly provide Owner with written notice of any Claim that is reasonably likely to result in any indemnification by Owner.

12.3.2 Indemnification by Manager. Subject to Sections 12.3.3, 12.3.4 and 17.5.5, Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Owner Indemnified Parties”) for, from and against any and all (a) Claims that any Owner Indemnified Party or Parties may incur, become responsible for or pay out to the extent caused by Manager’s Gross Negligence or Willful Misconduct or as a result of an Event of Default by Manager (disregarding any applicable notice or cure periods for such purpose) or the use of any intellectual property rights owned, licensed or otherwise provided by Manager or its Affiliates (including, without limitation, the Licensed Brand, the Service Mark Rights and the Proprietary Information and Systems) that infringes, misappropriates or otherwise violates or is alleged to infringe, misappropriate or otherwise violate the intellectual property rights of any third party, and (b) any uninsured loss incurred by Owner due to the commission by any Senior Executive Personnel or Corporate Personnel of any act of fraud, embezzlement, misappropriation or similar act of malfeasance with respect to the Managed Facilities.

12.3.3 Insurance Coverage. Notwithstanding anything to the contrary in this Section 12.3, the Parties shall look first to the appropriate insurance coverages in effect pursuant to this Agreement prior to seeking indemnification under this Section 12.3 in the event any claim or liability occurs as a result of injury to persons or damage to property, regardless of the cause of such claim or liability; provided, that if the insurance carrier denies coverage or “reserves rights” as to coverage, then the Indemnified Parties shall have the right to seek indemnification, without first looking to such insurance coverage. In addition, nothing contained in this Section 12.3 shall in any way affect the releases set forth in Section 12.2.

12.3.4 Indemnification Procedures. The Indemnifying Party shall have the right to assume the defense of any Claim with respect to which the Indemnified Party is entitled to indemnification hereunder. If the Indemnifying Party assumes such defense, (a) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed (provided, that the Indemnified Party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (b) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the Indemnified

Party except if a material conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Claim or defense; and (iii) the Indemnifying Party shall have the right, without the consent of the Indemnified Party, to settle such Claim, but only if such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Indemnified Party is unconditionally released from all liability in respect of such Claim. The Indemnified Party shall have the right to participate in the defense of such Claim being defended by the Indemnifying Party at the expense of the Indemnified Party, but the Indemnifying Party shall have the right to control such defense (other than in the event of a material conflict of interest between the parties with respect to such Claim or defense). In no event shall (A) the Indemnified Party settle any Claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement or (B) if a Claim is covered by the Indemnifying Party’s insurance, knowingly take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof.

12.3.5 Survival. This Section 12.3 shall survive any expiration or termination of this Agreement.

ARTICLE XIII.

FINANCING

13.1 Mortgages; Collateral Assignments; Non-Disturbance.

Subject to Article XI, Owner shall have the right to grant a Mortgage or Security Interest to a Lender in connection with any Financing, and to assign to any Lender as collateral security for any Financing, all of Owner’s right, title and interest in and to this Agreement. Promptly following execution of any such Financing Documents, Owner shall provide Manager a true and complete copy of all such Financing Documents. Owner shall cause any Lender under a Financing Document to enter into a Non-Disturbance Agreement in a form acceptable to Manager, in its reasonable discretion, which explicitly provides that such Lender may not terminate Manager under this Agreement, under any circumstance except to the extent Manager may be terminated in accordance with the terms of this Agreement, irrespective of whether the Financing is in default or has been foreclosed upon or the Lender has acquired all or a portion of the Managed Facilities or Premises by deed-in-lieu of foreclosure.

Any foreclosure or realization on a Financing Document or that results in a transfer of all or a substantial portion of the Managed Facilities, the Premises, this Agreement or Manager’s rights hereunder other than for security purposes shall be subject to the transfer provisions set forth under Article XI of this Agreement.

13.2 Lender’s Right of Access.

Upon reasonable advance notice from a Lender (which notice may be given orally in connection with an emergency or upon the occurrence of an event of default under any Financing Documents), Manager shall permit and cooperate with such Lender and its agents and representatives to enter any part of the Managed Facilities, except for those parts of the Managed Facilities as to which access is restricted by Applicable Law, at any reasonable time for the purposes of examining or inspecting the Managed Facilities, or examining or copying the books and records of the Managed Facilities; provided, that: (a) any expenses incurred in connection with such activities shall be Operating Expenses of the Managed Facilities; and (b) Owner shall use commercially reasonable efforts (including the inclusion of an appropriate confidentiality provision in the Financing Documents) to cause such Lender to agree to treat as confidential any information such Lender obtains from examining the books and records of the Managed Facilities provided by Owner to Manager, including the Annual Budget. Manager acknowledges that a Lender may disclose such information to the same extent and subject to the same restrictions as are applicable to the Owner with respect to Manager Confidential Information under Article VIII of this Agreement (including to any actual or potential purchasers of the relevant Mortgage or any interest therein).

13.3 Disclosure of Mortgages.

Owner represents and warrants that as of the date of this Agreement, except as disclosed to Manager in writing prior to the Commencement Date, there is no Mortgage encumbering the Managed Facilities, Premises or any portion thereof or interest therein. Owner shall provide to Manager a true and complete copy of any new proposed Mortgage documents for Manager’s review no less than thirty (30) days before the execution of such new Mortgage documents. Promptly following execution of such new Mortgage documents, Owner shall provide Manager a true and complete copy of all such new Mortgage documents.

13.4 Estoppel Certificates.

Upon written request at any time during the Term, Manager shall issue to Owner or any Lender, within no less than thirty (30) days after Manager’s receipt of such request from Owner, an estoppel certificate, comfort letter or other documents as may be reasonably requested by a Lender: (a) certifying that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, specifying the modifications and that the same is in full force and effect as modified); and (b) stating whether, to the knowledge of the signatory of such certificate, any default by Owner exists, and if so, specifying each default of which the signatory has knowledge. Similarly, Manager shall be entitled to (and Owner shall provide upon written request) an estoppel certificate from Owner, any Lender, or any ground lessor (with respect to any ground lease), upon the same notice and terms for an estoppel certificate issued by Manager.

13.5 Amendments to Agreement.

In the event any Lender or proposed Lender, directly or indirectly as a condition of closing the proposed Financing, requires any commercially reasonable modification of any terms or provisions of this Agreement, the Parties shall comply with such request; provided, that in no event shall Manager be required to agree to any requested modification or amendment to this Agreement that would increase Manager’s obligations under this Agreement or diminish the fees or reimbursements becoming due to Manager.

ARTICLE XIV.

BUSINESS INTERRUPTION

14.1 Business Interruption.

At all times during the Term, Manager shall assist Owner in procuring, at Owner’s Expense, and Owner shall maintain Business Interruption Insurance for the Managed Facilities in accordance with the requirements set forth in Exhibit E attached hereto. If any event, including a Force Majeure Event, occurs that results in an interruption in the Operation of the Managed Facilities (a “Business Interruption Event”), Manager shall use commercially reasonable efforts to reduce Operating Expenses, Centralized Services Charges and Reimbursable Expenses to levels commensurate with the levels of reduced revenues and business activity. All Centralized Service Charges and Reimbursable Expenses actually incurred during the period of the Business Interruption Event shall continue to be payable in accordance with the provisions this Agreement, regardless of whether there are sufficient Business Interruption Insurance proceeds to cover such amounts. Owner shall also be obligated to pay to Manager, in accordance with this Agreement, Management Fees based on the prior year’s actual Net Operating Revenues and EBITDA (as measured as of the date immediately prior to the commencement of the Business Interruption Event) during the period of the Business Interruption Event.

14.2 Proceeds of Business Interruption Insurance.

The net proceeds of the Business Interruption Insurance maintained in accordance with Section 14.1 (after the application of any deductible) shall be deposited in the Operating Account and used by Manager in the same manner as funds generated from the Operation of the Managed Facilities are used by Manager in accordance with this Agreement, including the payment of Operating Expenses, Management Fees, the Centralized Services Charges and Managed Facilities Personnel Costs and all other Operating Expenses as provided in Section 14.1.

ARTICLE XV.

CASUALTY OR CONDEMNATION

15.1 Casualty.

15.1.1 Notices. If the Managed Facilities or any portion thereof is damaged by a Casualty, Manager shall immediately notify Owner thereof.

15.1.2 Casualty. If the Managed Facilities are damaged or destroyed by a Casualty and, thereafter, the business operations at the Managed Facilities substantially cease, then a Force Majeure Event shall be deemed to exist and the Term of this Agreement shall be extended for each day that such Force Majeure Event continues. If Owner elects to commence and complete the Restoration of the Managed Facilities following such Casualty, the Term of this Agreement shall recommence upon the completion of such Restoration. If Owner chooses not to complete such Restoration and sells the Managed Facilities (or any material portion of the Managed Facilities or the parking structure) following such Casualty, then Manager, upon written notice to Owner, may elect to terminate this Agreement in accordance with Section 16.2.4 and Owner, upon written notice to Manager, may elect to terminate this Agreement in accordance with Section 16.3.4.

15.2 Condemnation.

15.2.1 Notices. If either Party receives notice of any actual, pending or contemplated Condemnation (or other action in lieu thereof) of all or a portion of the Managed Facilities, such party shall promptly notify the other Party thereof.

15.2.2 Total Condemnation. If all or substantially all of the Managed Facilities is taken in a Condemnation, or if a portion of the Managed Facilities shall be so taken such that Owner determines that the cost of Restoration is not justified in comparison to the anticipated profitability of the Managed Facilities during the remaining Term or the remaining portion cannot be Operated as a casino, either Party, upon written notice to the other Party, may terminate this Agreement. The proceeds of any condemnation award for the condemnation of all, or substantially all, of the Managed Facilities shall be equitably allocated between Manager and Owner based on their respective interests in the Managed Facilities; provided, however, that in no event shall Manager receive from the Condemnation award an amount in excess of the fee that would be payable to Manager in accordance with Section 16.3.4 (assuming a fee would be payable thereunder) based on the date of termination of this Agreement. The provisions of this Section 15.2.2 shall survive the termination or expiration of this Agreement.

15.2.3 Partial Condemnation. If all or a portion of the Managed Facilities shall be taken by Condemnation and this Agreement is not terminated by either Party in accordance with Section 15.2.2, or the Condemnation is only on a temporary basis, this Agreement shall not terminate and Owner shall promptly commence and complete the Restoration, but only to a viable architectural unit and provided, that Owner shall not be obligated to expend any funds in excess of the amount of Condemnation proceeds actually received by Owner. In the event of a partial condemnation, the proceeds of any condemnation award shall be payable solely to Owner.

15.2.4 Exception. Notwithstanding anything in this Agreement to the contrary, Owner shall not be liable for any inconvenience or annoyance to Manager or injury to Manager’s business relating in any way from such Condemnation or repair or restoration.

15.3 Coordination with Financing Documents. To the extent this Agreement is in effect and the provisions of Section 15.1 or 15.2 are in conflict with any of the provisions of the Financing Documents with respect to any casualty or condemnation affecting the Managed Facilities or the Financing Documents, as applicable, shall control.

ARTICLE XVI.

DEFAULTS AND TERMINATIONS

16.1 Events of Default.

16.1.1 Owner Events of Default. Each of the following actions and events may be deemed an “Owner Event of Default”:

16.1.1.1 A failure by Owner within the time periods specified in this Agreement to pay the amount due and payable under this Agreement to Manager or its Affiliates for the Management Fees, Reimbursable Expenses or Centralized Services Charges and that is not cured within sixty (60) days after notice to Owner specifying such failure; provided, that in the event sufficient funds are available in the Operating Account to pay such amounts then due and Manager has the right to withdraw, transfer or apply such funds to the payment of such amounts then due, then such failure of Owner to pay such amount shall not be an Event of Default;

16.1.1.2 Except as set forth in Section 16.1.1.1, a failure by Owner to pay any amount of money to Manager when due and payable under this Agreement that is not cured within sixty (60) days after notice to Owner;

16.1.1.3 A failure by Owner to materially perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by Owner that is not cured within thirty (30) days following notice of such default from Manager to Owner; provided, that if: (a) the default is not susceptible of cure within a thirty (30) day period; (b) the default cannot be cured solely by the payment of a sum of money; and (c) the default would not expose Manager to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days) to cure the default so long as Owner commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure; and

16.1.1.4 (i) Owner’s failure generally to pay its debts as such debts become due; (ii) a general assignment by Owner for the benefit of its creditors, or any similar arrangement with its creditors by Owner; (iii) the entry of a judgment of insolvency against Owner; (iv) the filing by the Owner of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (v) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Owner which is consented to by Owner; (vi) the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Owner’s assets or the conduct of its business; (vii) any action by Owner for dissolution of its operations; or (viii) any other similar proceedings in any relevant jurisdiction affecting Owner.

Notwithstanding the foregoing, there shall be no Owner Event of Default if the basis for any asserted Owner Event of Default is in the process of being resolved pursuant to Sections 5.1.3 and 5.1.4 or Article XVII.

16.1.2 Manager Events of Default. Each of the following actions and events may be deemed a “Manager Event of Default”:

16.1.2.1 A failure by Manager to pay any amount of money to Owner when due and payable under this Agreement that is not cured within sixty (60) days after notice to Manager;

16.1.2.2 A failure by Manager or CLC to materially perform or comply with any of the covenants, duties or obligations set forth in this Agreement to be performed by

Manager or CLC, as applicable, that is not cured within thirty (30) days following notice of such default from Owner to Manager; provided, that if: (a) the default is not susceptible of cure within a thirty (30) day period; (b) the default cannot be cured solely by the payment of a sum of money; and (c) the default would not expose Owner to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for such time as is necessary (but in no event longer than ninety (90) days) to cure the default so long as Manager commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure; and

16.1.2.3 (i) Manager’s failure generally to pay its debts as such debts become due; (ii) a general assignment by Manager and/or CLC for the benefit of its creditors, or any similar arrangement with its creditors by Manager and/or CLC; (iii) the entry of a judgment of insolvency against Manager and/or CLC; (iv) the filing by the Manager and/or CLC of a petition for relief under applicable bankruptcy, insolvency, or similar debtor relief laws; (v) the filing of a petition for relief under applicable bankruptcy, insolvency or similar debtor relief laws by any Person against Manager and/or CLC which is consented to by Manager and/or CLC, as applicable; (vi) the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of Manager’s assets or the conduct of its business; (vii) any action by Manager for dissolution of its operations; (viii) the appointment (or petition or application for appointment) of a receiver, custodian, trustee, conservator, or liquidator to oversee all or any substantial part of CLC’s assets or the conduct of its business; (ix) any action by CLC for dissolution of its operations; or (x) any other similar proceedings in any relevant jurisdiction affecting Manager and/or CLC.

Notwithstanding the foregoing, there shall be no Manager Event of Default if the basis for any asserted Manager Event of Default is in the process of being resolved pursuant to Sections 5.1.3 and 5.1.4 or Article XVII.

16.1.3 Remedies for Event of Default. Subject to the terms of this Agreement, if any Event of Default shall have occurred, the non-defaulting Party shall have the right to terminate this Agreement in accordance with this Section 16.1 and to exercise against the defaulting Party any other rights and remedies available to the non-defaulting Party under this Agreement (subject to the provisions hereof) at law or in equity; provided, however, Owner shall not have the right to terminate this Agreement by reason of the occurrence of any Event of Default and Manager shall not have the right to terminate this Agreement by reason of the occurrence of an Event of Default under this Section 16.1, unless: (a) the Event of Default is material in amount or in its adverse effect on the Operation, ownership or possession of the Managed Facilities; (b) the Event of Default constitutes intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the defaulting Party; or (c) the remedies under this Agreement are inadequate to redress such Event of Default; provided, that the foregoing limitations and the cure period set forth in Section 16.1.2.1 shall not be applicable in the event of any breach by the Manager under Section 5.4 of this Agreement involving at least One Million Dollars ($1,000,000) and a ten (10) day cure period shall instead be applicable after written notice is received by Manager from Owner. For the avoidance of doubt, in the event of any payment by Manager that is the subject of a breach notice as contemplated by the foregoing sentence, Manager may cure the breach by placing the amount of the payment into a mutually agreeable escrow to be held for its benefit pending the outcome of dispute resolution in accordance with this Agreement (which shall include, in the case of Management Fees, Expert Resolution pursuant to Article XVII). Notwithstanding the foregoing, Manager may not terminate this Agreement by reason of the occurrence of an Event of Default under Section 16.1.1.1 or Section 16.1.1.2 unless the nonpayment giving rise to the Event of Default is greater than One Million Dollars ($1,000,000). If, following a Service Co Assignment, a Manager Event of Default occurs and Owner terminates this Agreement, Owner may (in addition to the other rights and remedies available to Owner under this Agreement) terminate Transferring Manager’s right to receive the Retained Rights.

16.1.4 Notice of Termination. If termination of this Agreement is a remedy elected by a non-defaulting Party pursuant to this Section 16.1, such remedy shall be exercised by the non-defaulting Party only by irrevocable and unconditional written notice of termination to the defaulting Party, in which case this Agreement shall terminate on the date specified by the non-defaulting Party in the termination notice, which date shall be no less than ninety (90) days nor later than twelve (12) months after the delivery of such notice. The right of termination shall be in addition to, and not in lieu of, any other rights or remedies at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the non-defaulting Party.

16.2 Manager Termination Rights.

16.2.1 In Connection with Certain Assignments. Manager shall have the right to terminate this Agreement if there shall be (a) any Assignment in violation of Article XI, (b) any Transfer of Ownership Interests to a Manager Prohibited Person or (c) any Change of Control, such termination to be effective (i) twelve (12) months after delivery of such notice (unless Owner shall agree to an earlier termination date) or (ii) if such Assignment or Transfer of Ownership Interests involves a Manager Prohibited Person, such earlier date as is required by any Gaming Authority. Such right of termination shall be exercisable until the date which is of ninety (90) days after Manager receives written notice of such an Assignment, Transfer of Ownership Interests or Change of Control from Owner.

16.2.2 In Connection with a Managed Facilities Transfer. Manager shall have the right to terminate this Agreement if there shall be a Managed Facilities Transfer, such termination to be effective twelve (12) months after delivery of such notice (unless Owner shall agree to an earlier termination date). Such right of termination shall be exercisable until the date which is of ninety (90) days after Manager receives written notice of such Managed Facilities Transfer from Owner.

16.2.3 Upon an Operating Deficiency. If, at any time during the Term, Manager determines in the exercise of its good faith judgment that it cannot Operate the Managed Facilities in all material respects in accordance with the Operating Standard and Operating Limitations as provided herein and that the proximate cause thereof is an Operating Deficiency Cause, Manager shall be entitled to provide notice of such determination to Owner (an “Operating Deficiency Notice”), which Operating Deficiency Notice shall allege with reasonable specificity the details of the non-compliance with the Operating Standard or Operating Limitations. For purposes of the preceding sentence, an “Operating Deficiency

Cause” shall mean any one or more of the following: (a) any failure by Owner to fund a Funds Request issued pursuant to Section 5.5.2; or (b) any interference by Owner or its agents or representatives in any material respect with the Operation of the Managed Facilities. Within fifteen (15) days after receipt of any Operating Deficiency Notice, Owner shall respond in detail to such allegation and, if the matter is not resolved by the Parties within forty five (45) days after Owner’s response, the matter shall be referred to the Expert for Expert Resolution in accordance with Article XVII. If the Expert determines that the Managed Facilities are not being Operated in accordance with the Operating Standard or Operating Limitations in one or more material respects as provided herein and that the proximate cause of such non-compliance is an Operating Deficiency Cause, then an “Operating Limitations Deficiency” shall be deemed to exist, and, unless Owner shall within fifteen (15) days of the Expert’s determination fund the subject Funds Request or cease the actions that interfere with the Operation of the Managed Facilities by Manager, then Manager shall have the right, in its discretion, exercisable within thirty (30) days of the Expert’s determination by written notice to Owner, to terminate this Agreement, such termination to be effective twelve (12) months following delivery of Manager’s notice of termination unless Owner shall agree to an earlier termination date. A Termination Fee shall not be payable by Owner upon a termination by Manager pursuant to this Section 16.2.3.

16.2.4 Upon a Casualty or Condemnation. Manager shall have the right to terminate this Agreement as provided in Section 15.1.2 due to a Casualty only if Owner elects not to undertake Restoration and sells any material portion of the remaining Managed Facilities and interest in the Premises (the “Remainder”). Manager shall have the right to terminate this Agreement as provided in Section 15.2.2 due to a Condemnation and Manager shall share in the condemnation proceeds as set forth in Section 15.2.2. Such termination shall be effective as of the date set forth in the notice of termination. A Termination Fee shall not be payable by Owner upon a termination by Manager pursuant to this Section 16.2.4.

16.2.5 Upon a Failure to Amend. Manager shall have the right to terminate this Agreement as provided in Section 19.2.10 of this Agreement by written notice to Owner to terminate this Agreement, such termination to be effective thirty (30) days following delivery of Manager’s notice of termination. No termination fee or penalty shall be payable by Owner upon a termination of this Agreement pursuant to this Section 16.2.5.

16.2.6 Upon a Licensing Event. Manager shall have the right, in its discretion, to terminate this Agreement upon no less than ninety (90) days’ nor more than twelve (12) months’ written notice of termination to Owner following a Licensing Event which is not cured within the period required by the applicable Gaming Authorities. No termination fee or penalty shall be payable by Owner upon a termination of this Agreement pursuant to this Section 16.2.6.

16.2.7 Notice of Termination. If termination of this Agreement is elected by Manager pursuant to this Section 16.2, such remedy shall be exercised by Manager only by irrevocable and unconditional written notice of termination to Owner and shall not be an exclusive remedy.

16.3 Owner Termination Rights.

16.3.1 Termination Upon a Managed Facilities Transfer. Owner shall have the right, in its discretion, to terminate this Agreement upon no less than ninety (90) days’ nor more than twelve (12) months’ written notice of termination to Manager following a Managed Facilities Transfer. Such right of termination shall be exercisable until the date which is ninety (90) days after such Managed Facilities Transfer. Upon and as a condition to such termination by Owner, Owner shall pay to Manager a Termination Fee.

16.3.2 Upon a Licensing Event. Owner shall have the right, in its discretion, to terminate this Agreement upon no less than ninety (90) days’ nor more than twelve (12) months’ written notice of termination to Manager, without payment of any termination fee or penalty, if, as a result of a final, non-appealable determination by any applicable Gaming Authority, Manager shall have failed to obtain or maintain any license, qualification or approval from any Gaming Authority necessary for Manager to manage the Managed Facilities unless such failure was attributable, in whole or in part, to Owner or one or more direct or indirect members or other equity holders of Owner (other than any such Person who is an Affiliate of Manager). No termination fee or penalty shall be payable by Owner upon a termination pursuant to this Section 16.3.2.

16.3.3 Upon a Failure to Amend. Owner shall have the right to terminate this Agreement, without payment of any termination fee or penalty, as provided in Section 19.2.10 of this Agreement, upon written notice of termination to Manager, such termination to be effective thirty (30) days following delivery of Owner’s notice of termination. No termination fee or penalty shall be payable by Owner upon a termination pursuant to this Section 16.3.3.

16.3.4 Upon a Casualty or Condemnation. Owner shall have the right to terminate this Agreement as provided in Section 15.2 due to a Casualty only if Owner elects not to undertake Restoration and sells the Remainder, in which event (a) if the Remainder is sold to a third party and the purchaser agrees for the benefit of Manager not to build a casino on the Premises for the Trailing Period following such Casualty, Owner shall not be obligated to pay to Manager any termination fee or penalty and (b) if the Remainder is sold to a third party and such third party does not agree for the benefit of Manager that it will not build a casino on the Premises for the Trailing Period following such Casualty, then Owner shall pay to Manager the Termination Fee. Owner shall have the right to terminate this Agreement as provided in Section 15.2.2 due to a Condemnation and Manager shall share in the condemnation proceeds as set forth in Section 15.2.2; provided, that if the Remainder remaining after the Condemnation is subsequently sold to a third party and such third party does not agree (in favor of Manager) that it will not build a casino on the Premises at any time during the Trailing Period following such Casualty, then Owner shall pay to Manager the Termination Fee less the amount of the condemnation award received by Manager in accordance with Section 15.2.2. Such termination shall be effective as of the date set forth in the notice of termination. For purposes hereof, “Trailing Period” means (a) if during the Initial Term, the period of time that this Agreement would have continued to be in effect if the Initial Term had not terminated, (b) if during the Renewal Term, the period of time that this Agreement would have continued to be in effect if the Renewal Term had not terminated, and (c) during any Continuing Term, there shall be no Trailing Period.

16.3.5 In Connection with Certain Assignments. If there shall be any Assignment by Manager in violation of Section 11.2 or to an Owner Prohibited Person, Owner shall have the right to terminate this Agreement, such termination to be effective (i) twelve (12) months after delivery of such notice (unless Manager shall agree to an earlier termination date) or (ii) if such Assignment involves an Owner Prohibited Person, such earlier date as is required by any Gaming Authority. Such right of termination shall be exercisable until the date which is ninety (90) days after Owner receives written notice of such an Assignment, transfer of Ownership Interest or Change of Control from Manager. No termination fee or penalty shall be payable by Owner upon a termination pursuant to this Section 16.3.8.

16.3.6 Notice of Certain Assignments, Change of Control, Managed Facilities Transfer. Owner shall provide prompt written notice to Manager of any Assignment, Transfer of Ownership Interests, Change of Control or Managed Facilities Transfer, in each case both at the time of execution of any definitive agreement with respect thereto and at the time of the consummation of such transaction.

16.3.7 Notice of Termination. If termination of this Agreement is elected by Owner pursuant to this Section 16.3, such remedy shall be exercised by Owner only by irrevocable and unconditional written notice of termination to Manager and shall not be an exclusive remedy.

16.4 Actions To Be Taken on Termination.

The Parties shall take the following actions upon the expiration or termination of this Agreement pursuant to this Section 16 or otherwise pursuant to this Agreement (in addition to the rights of the non-defaulting Party to pursue all other remedies available to it under this Agreement if such termination is due to an Event of Default):

16.4.1 Payment of Expenses for Termination. In the event of termination of this Agreement due to an Event of Default of the Owner, all commercially reasonable direct expenses arising as a result of the cessation of Managed Facilities operations by Manager (including expenses arising under this Section 16.4) shall be for the sole account of Owner, and Owner shall reimburse Manager within fifteen (15) days following receipt of any invoice from Manager for any such expenses, including those arising from or in connection with severing the employment of Managed Facilities Personnel not engaged by Owner in accordance with Section 16.6.9 (with severance benefits calculated in accordance with policies applicable generally to employees of Other Managed Resorts or any applicable employment agreement or union agreement that had been reflected in the Annual Budget or otherwise approved by Owner) incurred by Manager in the course of effecting the termination of this Agreement.

16.4.2 Payment of Amounts Due to Manager. Upon the expiration or termination of this Agreement, Owner shall pay to Manager (a) the Base Management Fee through the effective date of such expiration or termination, (b) Managed Facilities Personnel Costs, (c) other Reimbursable Expenses, (d) the Centralized Services Charges, (e) any Incentive Management Fees which were due but not yet paid, (f) any other amounts due Manager under this Agreement through the effective date of expiration or termination and (g) if applicable, any termination fee that may be due in accordance with (and for the avoidance of doubt, no termination fee or penalty shall be due in the event of any other termination), Section 16.3.1

(Managed Facilities Transfer) or Section 16.3.4 (Casualty/Condemnation), (subject, in the case of termination pursuant to Section 16.3.4, to the terms thereof). This obligation is unconditional and shall survive the expiration or termination of this Agreement (including all amounts owed to Manager that are not fully ascertainable as of the expiration or termination date), and Owner shall not have or exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Owner by Manager under this Agreement. Manager acknowledges that the payment of any termination fee under this Section 16.4.2 and the payment of all other amounts under this Section 16.4, as and when paid, shall be the sole and exclusive remedy of Manager in the case of any termination by Owner or Manager under circumstances in which any such termination fee is to be paid. The Parties further acknowledge that any such termination fee does not represent a penalty or punitive clause but represents an agreed measure of damages, the amount of which is impossible to determine on the date this Agreement is signed. Any disputes regarding amounts owed to Manager under this Section 16.4.2 shall be referred to the Expert for Expert Resolution pursuant to Article XVII. In addition, all provisions in this Agreement that specifically survive the expiration or termination of this Agreement shall continue to survive as provided herein and, notwithstanding the limitations contained in this Section 16.4.2, Manager shall continue to have a right to receive any and all payments which would be due and payable in connection with such surviving provisions.

16.4.3 Surrender of Managed Facilities; Cooperation. Manager shall peacefully vacate and surrender the Managed Facilities to Owner on the effective date of such expiration or termination, and the Parties shall execute and deliver any expiration or termination or other necessary agreements either Party shall request for the purpose of evidencing the expiration or termination of this Agreement, and Manager shall deliver to Owner all keys, passwords, combinations, and take all such additional actions as Owner may reasonably request to ensure the orderly transition of Operation of the Managed Facilities to Owner or such Person as Owner may designate.

16.4.4 Proprietary Information and Systems; Service Mark Rights.

16.4.4.1 Upon the expiration or termination of this Agreement, Owner, at its expense, shall immediately commence and diligently pursue to completion during a transition period of twelve (12) months following termination or expiration of this Agreement (the “Transition Period”) the following actions:

(a) the discontinuation of all use in any manner of any Proprietary Information and Systems and any and all Service Mark Rights (other than the Licensed Brand or the Owner Primary Marks); provided that, with respect to the Proprietary Information and Systems, Manager shall (i) reasonably cooperate with Owner, at Owner’s expense, to develop, construct and install such hardware and software systems as are reasonably necessary to continue to Operate the Managed Facilities in substantially the same manner and functionality as Operated by Manager prior to such termination, and (ii) provide Owner reasonably in advance of such discontinuation with a list that describes with reasonable specificity the Proprietary Information and Systems to which the obligation described in this Section 16.4.4.1(a) applies and their respective functions;

(b) the cancellation of all fictitious or assumed name registrations relating to Owner’s use of any Proprietary Information and Systems;

(c) notification to Owner and all telephone directory publishers of the termination or expiration of Owner’s right to use any telephone number and any regular, classified or other telephone directory listings associated with any Proprietary Information and Systems and authorization to transfer such number to Manager or at Manager’s direction; provided, that nothing herein shall be deemed to require Owner to change or surrender any telephone number used exclusively by the Managed Facilities;

(d) removal from the Managed Facilities, and discontinuation for any purpose, of all publicly observable FF&E, Supplies, signage and other materials to the extent displaying any aspect of the Service Mark Rights (other than the Licensed Brand or the Owner Primary Marks); and

(e) the cessation of use of Manuals, policy statements and the like to the extent displaying any Service Mark Right (other than the Licensed Brand or the Owner Primary Marks).

16.4.4.2 From and after the conclusion of the Transition Period:

(a) Owner shall not, copy, reproduce, use or retain any of the Proprietary Information and Systems, other than historical materials relating to the Managed Facilities that include incidental Proprietary Information and Systems;

(b) Owner shall not hold itself or the Managed Facilities out to the public as being or remaining (or otherwise associated with) any other Managed Resorts, or any project or resort managed by Manager or its Affiliates; and

(c) Owner shall provide to Manager evidence reasonably satisfactory to Manager of Owner’s compliance with its obligations under this Section 16.4.4.

16.4.5 Assignment and Transfers to Owner. Upon the expiration or termination of this Agreement, Manager shall assign and transfer to Owner:

16.4.5.1 all leases and contracts to which Manager, CLC, or any of their Affiliates is a party, if any, (including collective bargaining agreements and pension plans, equipment leases, leases, licenses and concession agreements and maintenance and service contracts) in effect that relate exclusively to the Managed Facilities or the Owner Owned IP as of the date of expiration or termination of this Agreement which are assignable without third party consent or as to which consent to assignment may be and has been obtained without cost to Manager, and Owner shall, effective as of the date of such termination, assume all liabilities and obligations thereunder, and Owner shall confirm its assumption of such liabilities and obligations in writing; provided, that Manager shall provide to Owner a list of all contracts and agreements with CLC, and any Affiliates of Manager, and Manager shall assign, and Owner shall assume only such contracts and agreements between the Managed Facilities, on the one hand, and CLC or an Affiliate of Manager, on the other hand, as Owner shall elect (and Manager shall terminate, at Manager’s sole cost and expense) all Affiliate contracts and agreements not so assumed by Owner);

16.4.5.2 all of Manager’s right, title and interest in and to all Approvals, including liquor licenses, if any, held by Manager in connection with the Operation of the Managed Facilities, but only to the extent such assignment or transfer is permitted under Applicable Law; provided, that Owner shall reimburse Manager for any funds Manager has expended in obtaining any such Approvals (if not otherwise paid or reimbursed by Owner). In addition, if Manager or any Affiliate of Manager is the holder of any liquor license for the Managed Facilities which is not assignable to Owner or its designee upon termination of this Agreement, then, upon the request of Owner, Manager (or such Affiliate) shall enter into a temporary lease, license or such other agreement as may be permitted under Applicable Law to permit the continuous and uninterrupted sale of alcohol beverages at the Managed Facilities consistent with prior operations. In such event, Manager (or its Affiliate, if applicable) shall not be entitled to compensation in connection with such arrangement, but shall not incur any cost or liability in connection therewith and shall be named as an additional insured on any “dramshop” or other liability insurance pertaining to the sale of alcoholic beverages at the Managed Facilities. Any such temporary lease, license or other arrangement shall include an indemnification of Manager and its Affiliates from Owner and shall provide for the termination of all obligations of Manager and its Affiliates thereunder within one hundred twenty (120) days following the date of termination of this Agreement. In addition, to the extent permitted under Applicable Law, any other permits or licenses that may not be assigned to Owner shall be maintained by Manager for Owner’s benefit at Owner’s cost and expense until such time (but no later than one hundred twenty (120) days following the termination of this Agreement) as Owner may secure permits and licenses in its own name, subject to Owner’s provision of an indemnification of Manager and its Affiliates from Owner; and

16.4.5.3 all books and records of the Managed Facilities (but excluding any Manager Confidential Information); provided, that Manager may retain one or more archival copies of such books and records for Manager’s independent use.

16.4.6 Bookings and Reservations. Owner shall honor, and shall cause any successor manager to honor, all business confirmed for the Managed Facilities with reservations (including reservations made by Manager pursuant to Manager’s other promotional programs) dated after the effective date of the expiration or termination of this Agreement in accordance with such bookings as accepted by Manager. Manager shall transfer to Owner and will assume responsibility for all advance deposits received by Manager for the Managed Facilities.

16.4.7 Bank Accounts; Receivables. On the expiration or termination of this Agreement, Manager shall either, at Owner’s election, (a) terminate all Bank Accounts and disburse all funds therein to Owner or (b) terminate the authority of Manager’s authorized signatories to draw funds from the Bank Accounts and cause the Persons designated by Owner to become authorized signatories. All receivables of the Managed Facilities outstanding as of the effective date of termination or expiration of this Agreement shall continue to be the property of Owner. Manager will turn over to Owner any receivables collected directly by Manager after the effective date of termination or expiration of this Agreement.

16.4.8 Final Accounting. Within thirty (30) days following the expiration or termination of this Agreement, Manager shall render a full accounting to Owner (including all statements and reports in the forms required herein) for the final month ending on the date of expiration or termination of this Agreement. At the request of Owner, Manager shall cause to be prepared and delivered to Owner within ninety (90) days following the expiration or termination of this Agreement Certified Financial Statements for the final Operating Year, containing the reports and other items and prepared on the same basis as under Section 10.4. The cost of preparing the Certified Financial Statements pursuant to this Section 16.4.8 shall be an Operating Expense attributable to the final Operating Year. The final Certified Financial Statements delivered pursuant to this Section 16.4.8, and all information contained therein, shall be binding and conclusive on the Parties unless, within sixty (60) days following the delivery thereof, either Party shall deliver to the other Party written notice of its objection thereto setting forth in reasonable detail the nature of such objection. If the Parties are unable thereafter to resolve any disputes between them with respect to the matters set forth in the final Certified Financial Statements within sixty (60) days after delivery by either Party of the aforesaid written notice, either Party shall have the right to cause such dispute to be resolved by Expert Resolution in accordance with the provisions of Article XVII.

16.4.9 Managed Facilities Personnel. From and after expiration or termination of this Agreement the Managed Facilities Personnel shall not be restrained by this Agreement in making their own decision as to whether to be employed by Owner, Manager or their respective Affiliates and Manager and its Affiliates may employ any of the Senior Executive Personnel or any other Managed Facilities Personnel who desire employment with Manager or its Affiliates and who Owner does not employ. Manager shall make reasonably available to Owner from time to time during the Transition Period any Managed Facilities Personnel employed by Manager or its Affiliates to answer questions that Owner may have regarding the Managed Facilities.

16.4.10 Centralized Services and Purchasing Program. In consideration of the continued payment of the Centralized Services Charges (as set forth in Section 4.1.1), the charges for Reimbursable Expenses (as set forth in Section 3.3) and for participation in Purchasing Programs (as contemplated by Section 5.6), Manager shall, during the Transition Period (or such shorter period as requested by Owner), continue to provide Centralized Services and allow the Owner to purchase through the Purchasing Program, in each case to the extent Manager and its Affiliates are permitted to do so pursuant to the terms of any applicable third party arrangements.

16.4.11 Survival. This Section 16.4 shall survive the expiration or termination of this Agreement.

ARTICLE XVII.

DISPUTE RESOLUTION

17.1 Generally.

17.1.1 Except for disputes specifically provided in this Agreement to be referred to Expert Resolution, all claims, demands, controversies, disputes, actions or causes of action of any nature or character arising out of or in connection with this Agreement, whether legal or equitable, known or unknown, contingent or otherwise shall be resolved in the United States District Court for Nevada and any appellate courts thereto, or if federal jurisdiction is lacking, then in the State Courts of Nevada. The Parties agree that service of process for purposes of any such litigation or legal proceeding need not be personally served or served within the State of Nevada, but may be served with the same effect as if the Party in question were served within the State of Nevada, by giving notice containing such service to the intended recipient (with copies to counsel) in the manner provided in Section 19.5. This provision shall survive and be binding upon the Parties after this Agreement is no longer in effect.

17.1.2 If any dispute between any of the Parties or any of their respective Affiliates is pending in any state or federal court located in the State of Nevada with respect to this Agreement (or this Agreement), and any subsequent dispute arises between one or more Parties or any of their respective Affiliates which is not required by this Agreement to be referred to Expert Resolution and is pending in any other state or federal court, the Parties shall (to the extent permissible under applicable rules) jointly move to consolidate such subsequent dispute in the same court with the pending dispute, and in the event that the court declines to consolidate the disputes (or consolidation is not permissible under applicable rules), the Parties shall request that the court refer the subsequent dispute to the judge presiding over the pending dispute as a related case, it being the intent of the Parties to keep any litigation relating to this Agreement within the same court to the fullest extent possible under the law.

17.2 Expert Resolution.

With respect to any dispute to be submitted to an Expert pursuant to this Agreement, any Party that is party to such dispute may require that the dispute be submitted to final and binding arbitration (without appeal or review) in Las Vegas, Nevada (“Expert Resolution”), administered by an independent arbitration tribunal consisting of three (3) arbitrators, one of which is appointed by each Party and the third arbitrator shall be selected by the other two arbitrators (collectively, the “Expert”). Such Expert Resolution shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Expert shall be a person having not less than ten (10) years’ experience in the area of expertise on which the dispute is based and having no conflict of interest with either Party. With respect to any dispute to be submitted to an Expert pursuant to this Agreement, the use of the Expert shall be the exclusive remedy of the Parties and neither Party shall attempt to adjudicate such dispute in any other forum. The decision of the Expert shall be final and binding on the Parties and shall not be capable of challenge, whether by Expert Resolution, arbitration, in court or otherwise.

17.2.1 Related Disputes.

17.2.1.1 Any two (2) or more disputes which are required to be submitted to an Expert under this Agreement shall be considered related for purposes of this section if they involve the same or substantially similar issues of law or fact. In the event any Party to a dispute (the “Subsequent Related Dispute”) designates it as being related to a prior or pending dispute (the “Prior Related Dispute”), the Subsequent Related Dispute shall be referred for resolution to the Expert to whom the Prior Related Dispute was referred (the “Initial Expert”). If a Party objects to the designation of a Subsequent Related Dispute as being related to a Prior Related Dispute, the objection shall be resolved by the Initial Expert. If the Initial Expert concludes that the disputes are related, the Subsequent Related Dispute shall be resolved by the Initial Expert in accordance with this Section 17.2, and to the extent practical issues in the Subsequent Related Dispute that are the same or substantially similar as in the Prior Related Dispute shall be resolved in a manner consistent with the resolution of such issues in the Prior Related Dispute. If the Initial Expert concludes that the Subsequent Related Dispute is not related to the Prior Related Dispute, the Subsequent Related Dispute shall be referred to an Expert selected in accordance with the introductory paragraph of this Section 17.2.

17.2.1.2 Notwithstanding anything to the contrary contained in this Agreement, if a claim is asserted involving an alleged Event of Default under this Agreement (or under this Agreement) (a “Default Claim”), any and all issues, whether legal, factual or otherwise, relating to such Default Claim shall be resolved exclusively by a state or federal court located in the State of Nevada in accordance with the provisions hereof regardless of whether any of such issues would otherwise be required to be referred to an Expert for resolution under a provision of this Agreement; provided, that any decision by an Expert made in accordance with this Agreement which was rendered prior to the assertion of a Default Claim and which relates to such Default Claim shall be considered final and binding in any court proceeding involving such Default Claim, it being the intent and understanding of the Parties that, except for specific issues that were determined by an Expert before a Default Claim is asserted, all issues relating to such Default Claim shall be resolved exclusively by the court in the action or proceeding involving the Default Claim.

17.2.2 Restrictions on Expert. THE EXPERT SHALL HAVE NO AUTHORITY TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, INCLUDING SECTION 17.7.5, AND SHALL BE BOUND BY APPLICABLE LAW. ALL PROCEEDINGS, AWARDS AND DECISIONS UNDER ANY EXPERT RESOLUTION PROCEEDING SHALL BE STRICTLY PRIVATE AND CONFIDENTIAL, EXCEPT AS MAY BE NECESSARY TO ENFORCE THE SAME.

17.3 Time Limit.

Any Expert Resolution of a dispute must be commenced within twelve (12) months from the date on which either Party first gave written notice to the other of the existence of the dispute, and any Party who fails to commence litigation or Expert Resolution within such twelve (12) month period shall be deemed to have waived any of its affirmative rights and claims in connection with the dispute and shall be barred from asserting such rights and claims at any time thereafter except as a defense to any related or similar claims subsequently raised by the other party. An Expert Resolution shall be deemed commenced by a Party when the Party sends a notice to the other Party and to the American Arbitration Association, identifying the dispute and requesting Expert Resolution. Litigation shall be deemed commenced by a Party when the Party serves a complaint (or, as the case may be, a counterclaim) on the other Party with respect to the dispute.

17.4 Prevailing Party’s Expenses.

The prevailing Party in any Expert Resolution, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing

Party all reasonable fees, costs and expenses incurred by the prevailing Party in connection with such Expert Resolution, litigation or other legal action or proceeding (including any appeals and actions to enforce any Expert Resolution awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third parties engaged in connection therewith and its share of the fees and costs of the Expert. If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable Expert(s) or court. All amounts recovered by the prevailing Party under this Section 17.4 shall be separate from, and in addition to, any other amount included in any Expert Resolution award or judgment rendered in favor of such Party.

17.5 WAIVERS.

17.5.1 JURISDICTION AND VENUE. OWNER AND MANAGER WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL DEFENSES BASED ON LACK OF JURISDICTION OR INCONVENIENT VENUE OR FORUM FOR ANY LITIGATION OR OTHER LEGAL ACTION OR PROCEEDING PURSUED BY MANAGER OR OWNER IN THE JURISDICTION AND VENUE SPECIFIED IN SECTION 17.1.

17.5.2 TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY OF ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.5.3 CLASS ACTIONS. OWNER AGREES THAT, FOR MANAGER’S AND ITS AFFILIATES’ CHAIN OF BRANDED HOTELS AND CASINOS TO FUNCTION PROPERLY, MANAGER SHOULD NOT BE BURDENED WITH THE COSTS OF ARBITRATING OR LITIGATING SYSTEM WIDE CLAIMS. ACCORDINGLY, OWNER AGREES THAT ANY DISAGREEMENT BETWEEN OWNER AND MANAGER SHALL BE CONSIDERED UNIQUE AS TO ITS FACTS AND SHALL NOT BE BROUGHT AS A CLASS ACTION, AND OWNER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO BRING A CLASS ACTION OR MULTI-PLAINTIFF, CONSOLIDATED OR COLLECTIVE ACTION AGAINST MANAGER OR ANY OF ITS AFFILIATES. FOR AVOIDANCE OF DOUBT, THE FOREGOING RESTRICTION SHALL NOT BE CONSTRUED TO PROHIBIT EITHER PARTY OR ITS AFFILIATES FROM JOINING WITH OTHER PARTIES TO THE AFFILIATE MANAGEMENT AGREEMENTS TO BRING ACTIONS RELATING TO ONE OR MORE OF SUCH AFFILIATE MANAGEMENT AGREEMENTS.

17.5.4 DECISIONS IN PRIOR CLAIMS. SUBJECT TO SECTION 17.2.1.2, OWNER AND MANAGER AGREE THAT IN ANY EXPERT RESOLUTION OR LITIGATION BETWEEN THE PARTIES, THE EXPERT(S) OR COURT SHALL NOT BE PRECLUDED FROM MAKING ITS OWN INDEPENDENT DETERMINATION OF THE ISSUES IN QUESTION, NOTWITHSTANDING THE SIMILARITY OF ISSUES IN ANY OTHER EXPERT RESOLUTION OR LITIGATION INVOLVING MANAGER AND ANY OTHER OWNER OR ANY OF THEIR AFFILIATES, AND EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO CLAIM THAT A PRIOR DISPOSITION OF THE SAME OR SIMILAR ISSUES PRECLUDES SUCH INDEPENDENT DETERMINATION.

17.5.5 PUNITIVE, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, IN ANY EXPERT RESOLUTION, LAWSUIT, LEGAL ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR THE MANAGED FACILITIES, THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHTS TO ANY CONSEQUENTIAL, LOST PROFITS, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (OTHER THAN STATUTORY RIGHTS AND MANAGER’S RIGHT TO RECEIVE ANY TERMINATION FEE IN ACCORDANCE WITH THIS AGREEMENT, AND EXCEPT FOR A CLAIM FOR RECOVERY OF ANY SUCH DAMAGES THAT THE CLAIMING PARTY IS REQUIRED BY A COURT OF COMPETENT JURISDICTION OR THE EXPERT TO PAY TO A THIRD PARTY), AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT TO DAMAGES.

17.6 Survival and Severance.

This Article XVII shall survive the expiration or termination of this Agreement. The provisions of this Article XVII are severable from the other provisions of this Agreement and shall survive and not be merged into any termination or expiration of this Agreement or any judgment or award entered in connection with any dispute, regardless of whether such dispute arises before or after termination or expiration of this Agreement, and regardless of whether the related Expert Resolution or litigation proceedings occur before or after termination or expiration of this Agreement. If any part of this Article XVII is held to be unenforceable, it shall be severed and shall not affect either the duties to submit any dispute to Expert Resolution or any other part of this Article XVII.

17.7 ACKNOWLEDGEMENTS.

OWNER AND MANAGER EACH ACKNOWLEDGE AND CONFIRM TO THE OTHER THAT:

17.7.1 INFORMED INVESTOR. THE ACKNOWLEDGING PARTY HAS HAD THE BENEFIT OF LEGAL COUNSEL AND ALL OTHER ADVISORS DEEMED NECESSARY OR ADVISABLE TO ASSIST IT IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, AND THE OTHER PARTY’S ATTORNEYS HAVE NOT REPRESENTED THE ACKNOWLEDGING PARTY, OR PROVIDED ANY LEGAL COUNSEL OR OTHER ADVICE TO THE ACKNOWLEDGING PARTY, WITH RESPECT TO THIS AGREEMENT.

17.7.2 BUSINESS RISKS. THE ACKNOWLEDGING PARTY (A) IS A SOPHISTICATED PERSON, WITH SUBSTANTIAL EXPERIENCE IN THE OWNERSHIP

AND OPERATION OF COMMERCIAL DEVELOPMENT PROJECTS; (B) RECOGNIZES THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INVOLVE SUBSTANTIAL BUSINESS RISKS; AND (C) HAS MADE AN INDEPENDENT INVESTIGATION OF ALL ASPECTS OF THIS AGREEMENT SUCH PARTY DEEMS NECESSARY OR ADVISABLE.

17.7.3 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. NO PARTY HAS MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO ANY OTHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF A PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

17.7.4 NO RELIANCE. NO PARTY HAS RELIED UPON ANY STATEMENTS OR PROJECTIONS OF REVENUE, SALES, EXPENSES, INCOME, GAMING WIN, RATES, AVERAGE DAILY RATE, CONTRIBUTION, PROFITABILITY, VALUE OF THE MANAGED FACILITIES OR SIMILAR INFORMATION PROVIDED BY ANY OTHER PARTY BUT HAS INDEPENDENTLY CONFIRMED THE ACCURACY AND RELIABILITY OF ANY SUCH INFORMATION AND IS SATISFIED WITH THE RESULTS OF SUCH INDEPENDENT CONFIRMATION.

17.7.5 LIMITATION ON FIDUCIARY DUTIES. TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE EXPRESS TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL AND (B) ANY LIABILITY OF THE PARTIES FOR MONETARY DAMAGES OR MONETARY RELIEF SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY POWER OR RIGHT SUCH PARTY MAY HAVE TO CLAIM ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR ANY BREACH OF FIDUCIARY DUTIES.

17.7.6 IRREVOCABILITY OF CONTRACT. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE, EXCEPT FOR THE SPECIFIC TERMINATION RIGHTS IN FAVOR OF A PARTY SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

17.8 Survival.

The provisions of this Article XVII shall survive the expiration or termination of this Agreement.

ARTICLE XVIII.

GAMING LAW PROVISIONS

18.1 Regulatory Matters; Initial Suitability Review.

18.1.1 Manager’s Regulatory Environment. Owner acknowledges that Manager, CEOC and their respective Affiliates (a) conduct business in an industry that is subject to and exists because of privileged licenses issued by Governmental Authorities in multiple jurisdictions, (b) are subject to extensive gaming regulation and oversight, and are required to adhere to strict laws and regulations regarding vendor and other business relationships, and (c) have adopted strict internal controls and compliance policies governing their own activities and those of certain parties with whom they do business.

18.1.2 Suitability Investigations. As an initial matter, Owner acknowledges and agrees that Manager, CEOC and their respective Affiliates must perform a background check, suitability review and such other due diligence with respect to the Subject Group, but excluding Manager and its Affiliates and those individuals associated with Owner previously subject to CEOC’s suitability review, as required under applicable gaming regulations and/or the corporate policies of Manager, CEOC and their respective Affiliates. Accordingly, Owner hereby (a) acknowledges and understands that Manager, CEOC and their respective Affiliates must perform such investigations and inquiries with respect to the Subject Group regarding the financial and credit condition, the existence and status of any litigation, criminal proceedings and convictions, character and personal qualifications of any such Person, (b) agrees to promptly provide the information regarding the Subject Group required by the CEC Business Information Form (Revised 6/22/05) and such other information as is reasonably requested by Manager, CEOC or their respective Affiliates for such purposes (collectively, the “Requested Information”), and (c) agrees to cooperate with Manager, CEOC and their respective Affiliates in the completion of its due diligence and gaming suitability and background checks of the Subject Group. Manager acknowledges receipt and completion of such investigation and inquiries on the persons or entities within the Subject Group as of the date of this Agreement.

18.2 Licensing Event.

If there shall occur a Licensing Event and any aspect of such Licensing Event is attributable to a member of the Subject Group, then Manager shall notify Owner as promptly as practicable after becoming aware of such Licensing Event (but in no event later than twenty (20) days after becoming aware of such Licensing Event). In such event, Owner shall and shall cause the other members of the Subject Group to use commercially reasonable efforts to assist Manager and its Affiliates in resolving such Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Manager shall have the right to terminate this Agreement to the extent provided in Section 16.2.6 or, if applicable, Owner shall have the right to terminate this Agreement to the extent provided in Section 16.3.2.

18.3 Unlawful Payments.

Neither Party nor any Person for or on behalf of such Party, shall make, and each Party acknowledges that the other Party will not make, any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. Neither Party nor any Person for or on behalf of such Party, shall, and each Party acknowledges that the other Party will not, make any illegal offer, payment or promise to pay, authorize the payment of any money, or offer, promise or authorize the giving or anything of value, to (a) any government official, any political party or official thereof, or any candidate for political office; or (b) any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such official, to any such political party or official thereof, or to any candidate for political office for the purpose of (i) influencing any action or decision of such official party or official thereof, or candidate in his or its capacity, including a decision to fail to perform his or its official functions; or (ii) inducing such official party or official thereof, or candidate to use his or its influence with any Governmental Authority to effect or influence any act or decision of such Governmental Authority. Each Party represents and warrants to the other Party that no government official nor any candidate for political office has any direct or indirect ownership or investment interest in the revenues or profit of such Party or the Managed Facilities. CLC shall be a “Party” for purposes of this Section 18.3.

ARTICLE XIX.

GENERAL PROVISIONS

19.1 Governing Law.

This Agreement shall be construed under the laws of the State of Nevada, without regard to any conflict of law principles.

19.2 Construction of this Agreement.

The Parties and CLC (which shall be a “Party” for purposes of this Section 19.2) intend that the following principles (and no others not consistent with them) be applied in construing and interpreting this Agreement:

19.2.1 Presumption Against a Party. The terms and provisions of this Agreement shall not be construed against or in favor of a Party hereto merely because such Party is the Manager hereunder or such Party or its counsel is the drafter of this Agreement.

19.2.2 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or the Expert for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, each Party hereby declaring that it (i) would have executed this

Agreement without inclusion of such term or provision; and (ii) execute and deliver to the other Party any additional documents that may be reasonably requested by a Party to fully effectuate this Section 19.2.2.

19.2.3 Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The words “will,” “shall,” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes,” and “including” followed by one (1) or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. The words “hereof”, “hereto” and “herein” refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used. If any decision, approval or other determination is required or permitted to be made hereunder in a Party’s “discretion”, the word “discretion” shall be interpreted to mean such Party’s sole discretion. If the Operating Year is a fiscal year other than a calendar year, all references in this Agreement to January 1 shall mean the first day of such fiscal year.

19.2.4 Headings. The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references to any article, section or exhibits in this Agreement are to articles, sections or exhibits of this Agreement, unless otherwise noted.

19.2.5 Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.

19.2.6 Entire Agreement. This Agreement (including the attached Exhibits), together with the Transaction Agreement, constitutes the entire agreement between the Parties with respect to the subject matter contemplated herein and supersedes all prior agreements and understandings, written or oral. No undertaking, promise, duty, obligation, covenant, term, condition, representation, warranty, certification or guaranty shall be deemed to have been given or be implied from anything said or written in negotiations between the Parties prior to the execution of this Agreement, except as expressly set forth in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other Party on which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently), except to the extent that such statement is expressly set forth in this Agreement.

19.2.7 Third-Party Beneficiary. Except as set forth in Section 12.3, no third-party shall be a beneficiary of Owner’s or Manager’s rights or benefits under this Agreement; provided, that each of CEC, CEOC, CERP the Transferring Manager, CLC and their respective Affiliates shall be express beneficiaries of this Agreement to the extent related to the Service Mark Rights or to other intellectual property rights or confidential information owned by them, the Retained Rights, Article XVIII and any other provision of this Agreement that specifically identifies it.

19.2.8 Time of the Essence. Time is of the essence for all purposes of this Agreement.

19.2.9 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law, and a Party’s exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

19.2.10 Amendments. Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived or discharged, except: (a) for Manager’s right to make changes to the Operating Limitations, Total Rewards System, and Centralized Services as permitted under this Agreement; (b) by an instrument in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver or discharge is sought; and (c) if any Governmental Authority requires, as a condition of its approval of the initial effectiveness of this Agreement, directly or indirectly, the modification of any terms or provisions of this Agreement, the Parties shall use their commercially reasonable efforts to comply with such request; provided, that if such requested modification would materially and adversely affect either Party’s rights or obligations under this Agreement, then either Party shall have the right to terminate this Agreement by giving written notice to the other Party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to the terminating Party for such termination.

19.2.11 Survival. The expiration or termination of this Agreement does not terminate or affect Owner’s or Manager’s covenants and obligations that either expressly or by their nature survive the expiration or termination of this Agreement. This Section 19 shall survive the expiration or termination of this Agreement.

19.3 Limitation on Liabilities.

19.3.1 Projections in Annual Budget. Owner acknowledges that: (a) all budgets and financial projections prepared by Manager or its Affiliates prior to the date of this Agreement or under this Agreement, including the Annual Budget, are intended to assist in Operating the Managed Facilities, but are not to be relied on by Owner or any third-party as to the accuracy of the information or the results predicted therein; and (b) Manager does not guarantee the accuracy of the information nor the results in such budgets and projections. Accordingly, Owner agrees that (i) neither Manager nor its Affiliates shall be liable to Owner or any third-party for divergence between such budgets and projections and actual operating results achieved except as otherwise provided in this Agreement, including limits on incurring expenses; (ii) the failure of the Managed Facilities to achieve any Annual Budget for any Operating Year shall not constitute a default by Manager or give Owner the right to terminate this Agreement; and (iii) if Owner provides any such budgets or projections to a third-party, Owner shall advise such third-party in writing of the substance of the disclaimer of liability set forth in this Section 19.3.1. Manager represents that it shall prepare all budgets and financial projections and operating plans prepared by Manager under this Agreement in good faith based upon Manager’s experience and knowledge.

19.3.2 Approvals and Recommendations. Each party acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither party nor any Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, each agrees that neither party shall have any liability whatsoever to the other or any third person by reason of: (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld; or (b) any delay or failure to provide any consent, approval or authorization, or advice, assistance, recommendation or direction (except in the event of a breach of a covenant herein not to unreasonably withhold or delay any consent or approval); provided, however, each agrees to act in good faith when dealing with or providing any advice, consent, assistance, recommendation or direction.

19.3.3 Technical Advice. Owner acknowledges that any review, advice, assistance, recommendation or direction provided by Manager with respect to the design, construction, equipping, furnishing, decoration, alteration, improvement, renovation or refurbishing of the Managed Facilities (a) is intended solely to assist Owner in the development, construction, maintenance, repair and upgrading of the Managed Facilities and Owner’s compliance with its obligations under this Agreement; and (b) does not constitute any representation, warranty or guaranty of any kind whatsoever that (i) there are no errors in the plans and specification, (ii) there are no defects in the design of construction of the Managed Facilities or installation of any building systems or FF&E therein or (iii) the plans, specifications, construction and installation work will comply with all Applicable Laws (including laws or regulations governing public accommodations for Individuals with disabilities). Accordingly, Owner agrees that neither Manager nor its Affiliates shall have any liability whatsoever to Owner or any third-party for any (A) errors in the plans and specifications; (B) defects in the design of construction of the Managed Facilities or installation of any building systems or FF&E therein; or (C) noncompliance with any engineering and structural design standards or Applicable Laws.

19.3.4 Owner Limitation. Manager agrees that in no event shall Owner’s liability to Manager with respect to lost or future Management Fees upon any Owner Event of Default exceed the amount of the termination fee that would be payable to Manager under Section 16.4.2 upon a termination of this Agreement as of the date of such Owner Event of Default.

19.4 Waivers.

Except as set forth in Section 17.3 of this Agreement, no failure or delay by a Party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. No waiver of any default shall alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.5 Notices.

All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and delivered by: (a) personal delivery; (b) overnight DHL, FedEx, UPS or other similar courier service; or (c) facsimile transmission (provided, that a copy of such facsimile transmission together with confirmation of such facsimile transmission is delivered to the addressee in the manner provided in clause (a) or (b) above by no later than the second (2nd) business day following such transmission, addressed to the Parties at the addresses specified below, or at such other address as the Party to whom the notice is sent has designated in accordance with this Section 19.5, and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (i) delivery to the address (or facsimile number) of the recipient Party; provided, that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a business day, otherwise the following business day; or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address number, and failed to provide the sending Party with its current address pursuant to this Section 19.5 (unless the sending Party had actual knowledge of such current address)). Notwithstanding the foregoing, any notice or other communication delivered to a Party by email that is actually received by such Party (and for which such Party has sent an acknowledgement of receipt by return email) shall be deemed to have been sufficiently given for purposes of this Agreement and shall be deemed to have been received at the time described in clause (i) above, as if such notice had been delivered by one of the methods described in clauses (a) through (c) above. Notwithstanding anything to the contrary contained in this Agreement, if any documents or materials delivered under this Agreement are delivered by email (with confirmation of receipt from the intended recipient), no additional copies of such documents or materials shall be required to be delivered.

OWNER:

Parball NewCo, LLC One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention:	General Counsel

with a copy to:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention:	General Counsel

MANAGER:

Bally’s Las Vegas Manager, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Facsimile:	General Counsel (702) 407-6418

19.6 Party Representatives.

Owner has designated Mitch Garber to act as representative for Owner (“Owner’s Representative”), and Manager shall have the right to rely on all actions by, and communications with, Owner’s Representative as binding on Owner. Owner shall provide to Manager the name, address, telephone and fax numbers, email address and other relevant contact information for the Owner’s Representative within ten (10) days of any change thereto. Manager has designated Tom Jenkins to act as representative for Manager (“Manager’s Representative”), and Owner shall have the right to rely on all actions by, and communications with, Manager’s Representative as binding on Manager. Manager shall provide to Owner the name, address, telephone and fax numbers, email address and other relevant contact information for the Manager’s Representative within ten (10) days of any change thereto. Subject to compliance with applicable Gaming Laws, Owner’s Representative shall have access at all reasonable times to all books and records maintained by Manager with respect to the Managed Facilities, copies of all leases, contracts, agreements, permits and approvals related to the Managed Facilities and all associated files, and all physical areas of the Managed Facilities, other than private offices.

19.7 No Recordation.

Neither this Agreement nor any memorandum hereof shall be recorded against the Project, the Managed Facilities or the Premises and any recordation or attempted recordation of this Agreement or any memorandum of this Agreement by Manager shall constitute an Event of Default, and in addition to any other remedies therefor, Owner is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Manager a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be).

19.8 Further Assurances.

The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

19.9 Relationship of the Parties.

The Parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Owner) and agent (in the case of Manager), which relationship may not be terminated by Owner except in strict accord with the termination provisions of this Agreement; (b) Manager shall have the authority to bind the Owner with respect to third Persons to the extent Manager is performing its obligations under and consistent with this Agreement; (c) Manager’s agency established with the Owner is, and is intended to be, an agency coupled with an interest; (d) this Agreement does not create joint venturers, partners or joint owners with respect to the Managed Facilities; and (e) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties. The Parties further acknowledge and agree that in Operating the Managed Facilities, including entering into leases and contracts, accepting reservations, and conducting financial transactions for the Managed Facilities, (i) Manager assumes no independent contractual liability; and (ii) Manager shall have no obligation to extend its own credit with respect to any obligation incurred in Operating the Managed Facilities or performing its obligation under this Agreement.

19.10 Force Majeure.

In the event of a Force Majeure Event, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure Event, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure Event, the affected Party shall give prompt notice of such Force Majeure Event to the other Party. If Manager is unable to perform its obligations under this Agreement due to a Force Majeure Event, or Manager reasonably deems it necessary to close and cease the Operation of all or any portion of the Managed Facilities due to a Force Majeure Event in order to protect the Managed Facilities or the health, safety or welfare of the its guests or Managed Facilities Personnel, then Manager may close or cease Operation of all or a portion of the Managed Facilities for such time and in such manner as Manager reasonably deems necessary as a result of such Force Majeure Event, and reopen or recommence the Operation of the Managed Facilities when Manager again is able to perform its obligations under this Agreement, and determines that there is no unreasonable risk to the Managed Facilities or health, safety or welfare or its guests or Managed Facilities Personnel. Notwithstanding anything contained herein to the contrary, Owner and Manager each acknowledge and agree that the Term of this Agreement shall be extended for each day that a Force Majeure Event continues.

19.11 Terms of Other Management Agreements.

Manager makes no representation or warranty that any past or future forms of its management agreement do or will contain terms substantially similar to those contained in this Agreement. In addition, Owner acknowledges and agrees that Manager may, due to local business conditions or otherwise, waive or modify any comparable terms of other management agreements heretofore or hereafter entered into by Manager or its Affiliates.

19.12 Compliance with Law.

Owner and, subject to the Operating Limitations, Manager shall each exercise their respective rights, perform their respective obligations and take all other actions required or permitted to be taken by each of them hereunder in compliance with all Applicable Laws.

19.13 Centralized Services, Insurance Programs and Purchasing Arrangements Generally.

The Parties hereby agree that Manager and its Affiliates shall administer, implement and make available to Owner and the Managed Facilities, the Centralized Services, the Insurance Programs and any multi-party purchasing programs and arrangements contemplated hereunder on commercially reasonable terms and on a Non-Discriminatory basis and in such a manner that, in each case, there shall be no (i) mark-up, margin or other premium charged or otherwise passed through to Owner in connection therewith (except as may be payable to a third party), and (ii) duplication of any reimbursable expense otherwise payable by Owner to Manager or its Affiliates.

19.14 Execution of Agreement.

This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Parball NewCo, LLC, a Delaware limited liability company

By: Parball Parent, LLC its sole member

By: Parball Corporation its sole member

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	President and Treasurer

Bally’s Las Vegas Manager, LLC, a Delaware limited liability company

By: Caesars Entertainment Operating Company, Inc. its sole member

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	Senior Vice President and Treasurer

Solely for purposes of Article VII and Sections 16.1.2, 17.5.5, 17.7.3, 17.7.4, 17.7.5, 18.3 and 19.2

CAESARS LICENSE COMPANY, LLC, a Delaware limited liability company

By: Caesars Entertainment Operating Company, Inc. its sole member

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	Senior Vice President and Treasurer

CEOC hereby irrevocably and unconditionally guarantees to Owner the prompt and complete payment and performance when due of all of the covenants, agreements, promises, liabilities and obligations of Manager to Owner under this Management Agreement, whether now existing or hereafter arising, including, without limitation, Manager’s indemnification obligations under Section 12.3.2 and the obligation to pay all other amounts due and owing or to become due and owing by Manager to Owner under the Management Agreement; provided, however, that CEOC’s obligations pursuant to this paragraph shall be void and of no further force or effect on the earliest to occur of (a) that date on which neither CEOC nor an Affiliate of CEOC owns, directly or indirectly, any Ownership Interest in Manager, (b) the date on which neither CAC nor one of its Controlled subsidiaries Controls Owner and (c) assignment of this Agreement by Manager to Services Co or a Controlled subsidiary of Services Co.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., a Delaware corporation

By:	/s/ Gregory J. Miller
Name:	Gregory J. Miller
Title:	Executive Vice President of Domestic Development

[Signature Page to the Management Agreement]